Exhibit 99.8

This annual report is for the information of the shareholders of creInvest AG only and does not constitute a solicitation for the purchase or sale of any investments mentioned therein.

The non traditional investment funds and other investments mentioned in this annual report are not authorised by the Swiss Financial Market Supervisory Authority FINMA to be publicly marketed or distributed in Switzerland.

The past performance of an investment is not indicative of future performance. The value of investments and the income derived from them may fall as well as rise and investors may not get back the amount invested.

ANNUAL REPORT 2008

TABLE OF CONTENTS

ADDRESS TO SHAREHOLDERS	4

KEY FIGURES AND GRAPHS	6

COMPANY PROFILE	9

creINVEST SHARE	19

creINVEST PORTFOLIO	22

CORPORATE GOVERNANCE	27

CONSOLIDATED FINANCIAL STATEMENTS	39

UNCONSOLIDATED FINANCIAL STATEMENTS	62

GLOSSARY	69

DOMICILES AND ADDRESSES	82

ADDRESS TO SHAREHOLDERS

Dear creInvest Shareholders,

We are pleased to present you with the Annual Report for 2008, our 13th report since the inception of creInvest in May 1996.

2008 was characterised by uncertainty and exceptional volatility across all asset classes. This was exacerbated by a number of extraordinary events during the year, including the collapse of a number of seemingly robust financial institutions such as Bear Stearns, Lehman Brothers and AIG, and the placing into conservatorship of Fannie Mae and Freddie Mac. Volumes and liquidity steadily decreased throughout the year and the majority of credit markets were effectively shut for most of 2008 as fears grew about the health of the global economy and the burgeoning financial crisis.

The year was notable for some high-profile fund failures, the majority of which were caused by poor investment performance. However, the final weeks of 2008 were dominated by the collapse of Bernard L. Madoff Securities, with the founder accused of running a multi-billion dollar fraud, or ‘Ponzi’ scheme, perhaps the largest in Wall Street history. While Madoff Securities was not a hedge fund, its clients included a number of hedge funds and FOHFs, as well as private investors and charities. creInvest has never invested in Madoff Securities thanks to its investment advisor’s rigorous investment and operational due diligence processes.

In spite of the violent and unpredictable market movements seen in 2008, creInvest has managed to return a reasonable performance of -11.59% (NAV) and -12.40% (share price) and thereby outperforming its benchmark by 100% in relative terms: HFRX Global Hedge Fund Index (-23.25%), MSCI World Index (-40.33%) and HFRI Fund of Funds Composite Index (-21.20%).

Examining the portfolio, there were no major strategy changes implemented in creInvest’s portfolio during 2008. Instead, creInvest has, early in the cycle, been building the portfolio's cash level in preparation for opportunities as they may arise.

As previously reported, creInvest is committed to active market making, ensuring liquidity and limiting the discount. The current discount, particularly compared to the peers, highlights the success of the measures taken. A tight discount management can however only be ensured if the capital in issue is flexibly adjusted to the current market supply and demand.

With this in mind, the Annual Shareholder Meeting approved the cancellation of 44,000 shares on 20 May 2008. As a consequence of a substantially increased supply in the second half of 2008 further measures were required and approved in an Extraordinary Shareholder Meeting on 22 December 2008. An additional share buy-back programme through an off-the-floor transaction with subsequent cancellation was executed in late December 2008. In early January 2009 the nominal capital was increased through funding from the free reserves to create the possibility to eventually perform further share buy backs and to return additional capital to the shareholders without the company reaching the minimum nominal capital. In an additional Extraordinary Shareholders’ Meeting on 18 February 2009 it was decided to cancel 267,000 own shares and thereby reduce its share capital from CHF 1,616,800 by CHF 574,050 to CHF 1,042,750.

Please note that the next Annual Shareholders’ Meeting will be held on Wednesday, 20 May 2009 in the Parkhotel in Zug. As in previous years, the Board of Directors will not propose a dividend.

The Board of Directors would like to thank creInvest shareholders for their continued support and trust in the company.

On behalf of the Board of Directors of creInvest AG

Andrew Hanges

Chairperson

KEY FIGURES AND GRAPHS

KEY FIGURES PER BEARER SHARE

		Value		Performance
							Since
						Since	inception*(2),
		31-Dec-08	31-Dec-07*(1)	2008	2007	inception*(2)	annualised

Market price per share	USD	236.00	269.42	-12.40%	7.84%	101.57%	5.73%
Net asset value (NAV)	USD	253.25	286.45	-11.59%	7.75%	117.85%	6.38%

*(1) February 2008, adjusted for nominal value reduction.

*(2) May 1996; adjusted for capital increase.

NAVs are calculated based on issued shares after deduction of own shares held at the respective date.

No dividends have been paid out to shareholders.

KEY FIGURES OF CONSOLIDATED FINANCIAL STATEMENTS

(in USD thousands)	2008	2007

Operating income	-27,114	30,026
Management and advisory fees	3,135	6,818
Net income for the year	-32,299	21,078
Shareholders’ equity	122,825	285,821
Total assets	123,985	289,815

creINVEST PERFORMANCE AND RISK ANALYSIS

creINVEST PERFORMANCE AND RISK ANALYSIS

Historical monthly returns (NAV)

%	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sept	Oct	Nov	Dec	Year

2008	-3.35	1.49	-3.35	1.08	0.55	-0.93	-1.62	-1.17	-2.18	-1.33	-2.15	0.85	-11.59
2007	0.37	-0.06	1.98	1.17	2.40	0.41	0.72	-3.52	3.37	2.12	-2.23	0.98	7.75
2006	3.26	0.58	1.60	1.43	-2.15	-0.28	0.23	0.20	-0.05	1.61	2.64	2.57	12.14
2005	-1.59	1.67	-0.90	-2.15	-0.59	0.99	2.37	0.11	1.96	-2.10	1.24	2.09	2.98
2004	0.96	1.37	0.25	-0.32	-0.80	-0.12	-0.52	-0.32	0.19	1.34	3.29	1.70	7.16
2003	0.71	0.25	0.42	0.96	2.14	0.45	-0.19	0.37	1.78	0.11	0.01	1.11	8.40

Performance summary as at 31 December 2008

			Hedge Fund
	NAV %	Share Price %	Indices %

1 month return	0.85	-3.16	-0.95
3 months’ return	-2.64	-5.11	-13.17
12 months’ return	-11.59	-12.40	-23.25
Annualised return since inception	6.38	5.73	4.05
% of positive months	65.56	56.29	61.59
VaR*	0.82	N/A	2.76

*95%, 5 day VaR

Key to charts and tables:

NAV: creInvest AG; Share Price: creInvest AG Share Price; Hedge Fund Indices: HFRI Fund of Funds Composite Index in USD (prior to 31 Mar 2003) and HFRX Global Hedge Fund Index in USD (since 31 Mar 2003)

creINVEST PERFORMANCE AND RISK ANALYSIS

Risk summary as at 31 December 2008

(calculated on a 12 month basis)	NAV	Share Price	Hedge Fund Indices

Maximum drawdown (%)	-12.34	-12.40	-23.25
Annualised standard deviation (%)	5.54	5.11	10.94
Downside deviation (%)	6.20	5.82	12.94
Sharpe Ratio**	-2.64	-3.02	-2.40
Sortino Ratio*	-1.87	-2.13	-1.79
Skewness	0.12	0.87	-0.90
Kurtosis	1.78	3.32	3.15

*Minimum acceptable return (MinAR) is 0.00%.

** Risk free rate is Average USD 1 Month Deposit Rate.

Key to charts and tables:

NAV: creInvest AG; Share Price: creInvest AG Share Price; Hedge Fund Indices: HFRI Fund of Funds Composite Index in USD (prior to 31 Mar 2003) and HFRX Global Hedge Fund Index in USD (since 31 Mar 2003)

COMPANY PROFILE

THE creINVEST VISION

Our aim is to offer our investors easy and transparent access to the world’s leading hedge fund managers.

creInvest (the “Company”) seeks to achieve

•	capital appreciation with diversification of risk

by investing the Company’s assets in a concentrated multi-manager portfolio investing in worldwide financial markets via hedge funds diversified at both strategy and fund manager level.

SHAREHOLDER BENEFITS

EASY ACCESS TO HEDGE FUNDS

•	Easy access to a diversified strategy in a fund of hedge funds with daily liquidity and low investment minimum.

HIGHLY REGULATED INVESTMENT

•	Listed in USD on the SIX Swiss Exchange as an investment company that is regulated to a high standard.

DAILY LIQUIDITY

•	Traded daily in a liquid market.

TRANSPARENCY

•	Full transparency of underlying portfolio in semi-annual and annual reports. Monthly portfolio comments and weekly NAV updates.

ENTRY LEVEL PRODUCT

•	Broad diversification of strategies, markets, investment styles and managers within the world of hedge funds.

PORTFOLIO BENEFITS

•	Improved diversification within an existing portfolio of traditional investments.

INVESTMENT SKILLS

•	Sophisticated investment process. Active allocation and monitoring process of dedicated industry analysts.

ACCESS TO CLOSED FUNDS

•	Access to a portfolio of hedge fund investments including allocation to closed managers.

RISK MANAGEMENT

•	Risk adjusted returns with low correlation in relation to traditional investments.

MORE THAN 10 YEARS OF EXPERIENCE

•	First Swiss public company to offer direct and diversified access to the world of alternative investments.

INVESTMENT PROCESS

The investment process for the Company’s portfolio must adhere to the rules and regulations of the investment guidelines. The Company has appointed Baer Select Management Ltd., Grand Cayman, as its Investment Manager. As previously announced, GAM International Management Limited (“GAM”) replaced Julius Baer Investment Management LLC as the Investment Advisor to the Company in January 2006.

The size and expertise of the Investment Advisor GAM enables us to research and monitor proactively over 90% of the hedge fund universe by asset value – a claim that few, if any, other fund of hedge funds providers can make. GAM has invested heavily in the knowledge base and experience of the Multi-Manager team to enable it to achieve this level of coverage. Investment specialists are organised into investment teams, each of which is focused on developing detailed knowledge of the funds and investment dynamics within each strategy universe. The teams comprise investment managers, investment analysts and investment support assistants. Each team reports to the Chief Investment Director, who heads GAM’s Multi-Manager business and takes an active role in the research and portfolio management processes. The specialist strategy teams are supported by a Research team, whose primary function is to gather information on new hedge funds across strategies and map the hedge fund universe. A dedicated and independent Operational Risk team of lawyers, accountants, fund administrators and compliance specialists conducts due diligence reviews of each fund’s operations. In addition, the Operations/Continuous Improvement team manages the ongoing assessment and improvement of GAM’s Multi-Manager process in order to meet the requirements of its ISO 9001:2000 accreditation. The Multi-Manager team receives further comprehensive support from GAM’s Quantitative Services, IT Development and Dealing Support teams to create a fully integrated approach to the management of GAM’s Multi-Manager assets.

GAM MULTI-MANAGER RESOURCES OVERVIEW

INVESTMENT PROCESS

GAM MULTI-MANAGER INVESTMENT PROCESS

GAM’s Multi-Manager investment process provides discipline and risk control enabling them to identify talented managers consistently and combine them successfully to meet objectives.

GAM sets clear return, risk and correlation objectives for each strategy and sub-strategy. These drive the strategic weights and tactical allocation ranges for the portfolio, thereby ensuring consistent decision-making throughout the process. GAM selects managers using a highly discerning research process which includes mapping the global hedge fund universe, then evaluating the investment approach, operational integrity and performance expectations of the most talented managers. GAM combines those managers with a sustainable competitive edge using bottom-up, qualitative conviction in tandem with forward-looking modelling tools and the previously defined portfolio weights and objectives. Risk control is threaded throughout this entire process to maximise the predictability of these results.

GAM’s Multi-Manager investment process proceeds through five stages, as summarised in the graphic below.

INVESTMENT PROCESS OVERVIEW

STEP 1:

ESTABLISH OBJECTIVES AND WEIGHTS

GAM’s Multi-Manager investment process begins with the setting of clear return, risk and correlation objectives for the portfolio, strategies and sub-strategies, based on their long experience of managing hedge funds. These objectives determine the long-term strategic weights and tactical allocation ranges around those weights to maximise the potential for consistently delivering on expectations over rolling three to five year periods.

STEP 2:

IDENTIFICATION OF TALENT

GAM Multi-Manager seeks to map the universe of hedge funds in order to identify those with the most talent. Extensive qualitative and quantitative screens are applied in order to identify and prioritise the most promising managers. Often, the focus on talent leads GAM to explore new managers and new strategies. Through this willingness to invest early GAM remains at the forefront of the constantly evolving hedge fund universe, ready to capture a continually refreshed set of opportunities and sources of return.

INVESTMENT PROCESS

STEP 3:

MANAGER EVALUATION

Each promising manager and fund is subjected to the detailed scrutiny of the GAM specialist investment and operational risk teams to discern whether they have a sustainable competitive edge. From an investment perspective, GAM Multi-Manager researchers seek to understand fully the competence and quality of each underlying manager’s team, the soundness of their investment approach, their approach to risk management and their liquidity and pricing confidence. The understanding is greatly enhanced by working with them to agree forward-looking return, risk and correlation expectations which form the basis for the ongoing absolute and relative monitoring.

In addition, GAM’s independent, operational risk team conducts rigorous operational due diligence on each manager and fund to establish accounting, legal, structural and pricing integrity. It ensures best practice operational standards from the managers; not just minimum compliance. The record in voiding funds with serious operational issues is a testament to the calibre of the operational risk management.

This highly discerning research process results in GAM investing in only approximately 5-10% of the funds that they see.

STEP 4:

PORTFOLIO CONSTRUCTION

GAM has demonstrated skill not only in selecting talented managers but also in skillfully combining and sizing them in the portfolio. Manager sizing is determined by combining the strong, bottom-up analysis of underlying managers with the forward-looking return and risk metrics set at each level of the fund and the framework of strategic and tactical allocation weightings. This qualitative judgement is used in conjunction with proprietary quantitative portfolio modelling tools. These enable stress-testing of different combinations of underlying funds using forward-looking metrics and the active management of liquidity risk when assembling the fund.

GAM’s senior investment team meets quarterly to revalidate the investment case for each underlying fund with whom they invest and to consolidate bottom-up views on sub-strategies, strategies and markets. In this way, GAM Multi-Manager establishes consistent and high conviction positions for the ongoing active management of the portfolio.

STEP 5:

RISK MANAGEMENT

Risk management is threaded throughout the investment process through building an in-depth understanding of each manager and strategy, setting forward-looking expectations, and combining qualitative and quantitative factors to construct the portfolio. The final step in the process focuses on monitoring actual results against the expectations, with a view to continually improving the accuracy of these expectations. The proprietary tools help to aggregate and understand the drivers of risk and return which in turn helps further build the in-depth understanding of the underlying funds in which the portfolio is invested. Ultimately, each component of GAM Multi-Manager’s risk management efforts supports their aim of enhancing the repeatability and robustness of their investment process. (See fig. 1 on the following page.)

INVESTMENT PROCESS

RISK MANAGEMENT OVERVIEW

INVESTMENT GUIDELINES

It is the Company’s policy, under normal conditions and subject to the sub-sections below, to invest up to 100% of its assets in hedge funds in accordance with the following guidelines:

•                  The asset allocation may vary significantly during market cycles. There are no restrictions on the markets which may be used.

•                  The Company does not allocate more than 20% of its investment portfolio at cost (including cash) to one single fund manager or hedge fund.

•                  For diversification and liquidity purposes, the Company may also invest in the investment advisors’ funds of hedge funds provided this does not generate more costs than directly investing in the respective underlying funds.

The Company may hold liquid assets in the form of bank deposits with a term of up to 12 months. The liquidity may be denominated in any freely convertible currency. The liquidity should typically not exceed 50% of the NAV. However, the liquidity may exceed 50% of the NAV during difficult market conditions or during rebalancing activities.

The Company makes its investments primarily in US dollar-denominated assets and does not hedge the currency exposure under normal circumstances. The Company may, however, from time to time seek to hedge all or a portion of its currency risks through the use of derivative transactions, including, but not limited to, futures, options, swaps or any combination thereof, but is not obliged to do so.

The Company may, on a consolidated basis, make use of leverage up to 40% of its net assets. Borrowings may be secured by the Company’s assets.

Currently, it is not the Company’s intention to pay dividends to shareholders and net income will be reinvested. The guidelines in their entirety can be downloaded from the Company’s website www.creinvest.ch/investment/iguidelines.shtm

CORPORATE ORGANISATION

creInvest AG, founded in 1996, is a Swiss closed end investment company traded on the SIX Swiss Exchange. The Company offers institutional and private investors worldwide an easy and liquid access to the leading alternative investment managers.

Shareholders
Board of Directors
Administrator
GAM Anlagefonds AG
Zurich
creINVEST
creInvest AG
Zug
Custodian
Bank Julius Baer & Co. Ltd.
Zurich
Auditors
PricewaterhouseCoopers AG
Zug
Investment Advisor
GAM International Management Ltd.
London
Recommendations & Advice
Investment Manager
Baer Select Management Ltd.
Grand Cayman
Investment Decisions
holds
100%
of
Administrator
Julius Baer Trust Company
(Cayman) Ltd.
Grand Cayman
creInvest
(Cayman)
Ltd.
Grand Cayman
Custodian
Brown Brothers Harriman,
New York
creInvest Portfolio
Individual Investments
Individual Investments

ENTITIES AND MANAGEMENT

THE BOARD OF DIRECTORS OF creINVEST AG

The Board of Directors consists of the following experts of asset management and alternative investments:

Andrew Hanges

Chairperson of the Board of creInvest AG

Chief Operating Officer, GAM Group

Frank Schneider

Vice Chairperson of the Board of creInvest AG

Head of Operations, GAM (Schweiz) AG and GAM Anlagefonds AG

Roman Aschwanden

Delegate of the Board of creInvest AG

CEO creInvest and Head of Portfolio Management, Global at GAM

Gérard Bagnoud

Managing Partner of de Pury Pictet Turrettini & Cie SA

Peter Fletcher, CFA

Managing Director of Parly Company SA, Geneva

The Board of Director’s function is to review and supervise the general conduct of the affairs of the Company and to decide on the general policy, including the investment policy.

creINVEST AG, ZUG

creInvest AG in Zug takes care of all managerial duties with relation to the Company. It coordinates the creInvest Group functions, communicates and reports in all relevant matters to the authorities, the SIX Swiss Exchange and to its investors as well as supervises the Investment Manager’s and Advisor’s actions.

The accounting of creInvest AG is handled by GAM Anlagefonds AG, Zurich. PricewaterhouseCoopers AG in Zug acts as the auditors.

creInvest AG, Zug is the primary contact for any issue with regard to creInvest shares and/or the Company.

creInvest AG

Neugasse 4, 6301 Zug, Switzerland

Tel. +41 41 710 00 68 Fax +41 41 711 60 46

info@creinvest.ch

Roman Aschwanden, Chief Executive Officer, is responsible for the day to day management of creInvest AG.

creINVEST (CAYMAN) LTD.

creInvest AG invests substantially all of its assets through creInvest (Cayman) Ltd. in accordance with the investment objectives and policies.

BOARD OF DIRECTORS

Roman Aschwanden

Chairperson of the Board of creInvest (Cayman) Ltd.

Gary Wilson, CFA, CPA

Director; Baer Select Management Ltd., which is acting as Investment Manager for creInvest (Cayman) Ltd.

Max Obrist

Executive Director; Baer Select Management Ltd.

INVESTMENT MANAGER

Baer Select Management Ltd., Grand Cayman, provides creInvest (Cayman) Ltd. with overall investment management services. Baer Select Management Ltd. is an exempt company with a management license.

BOARD OF DIRECTORS

Max Obrist

Executive Director; Baer Select Management Ltd.

Fabio Oetterli

Managing Director of Group Tax, Julius Baer Holding Ltd.

Charles Farrington

Managing Director of Julius Baer Bank and Trust Company Ltd.

Andrew Hanges

Chief Operating Officer, GAM Group

Dr. Helmut U.Vollert (through to 25 February 2008)
Managing Director of Julius Baer Holding Ltd.

Martin Vogel (through to 3 November 2008)

Managing Director, Private Labelling & Global Custody, Bank Julius Baer & Co. Ltd.

ENTITIES AND MANAGEMENT

Roland Burger (through to 24 November 2008)

Managing Director, Head of Group Treasury & Corporate Finance, Bank Julius Baer & Co. Ltd.

Michele Porro*

Managing Director, Head of Sales & Distribution, Julius Baer Asset Management

*Nominated by the Group Executive Board of Julius Baer Holding Ltd. on 5 November 2008. Official appointment as director received from the Cayman Islands Monetary Authority on 17 March 2009.

INVESTMENT ADVISOR

GAM International Management Limited London performs the investment advisory function for creInvest (Cayman) Ltd’s portfolio. GAM is a leading manager of fund of hedge funds through its Multi-Manager programme with a team that operates out of London, New York and Hong Kong.

INVESTOR RELATIONS

creInvest aims to inform its shareholders with utmost transparency at the earliest occasion possible. Most recent information can always be obtained on the Company’s web page

www.creinvest.ch

which, among a great variety of data, informs on share price development, performance data and latest news – including an updated monthly report. For questions and comments please contact the Company via e-mail

info@creinvest.ch

or on the telephone number listed below.

Registered shareholders and all interested parties receive the following publications:

•                  weekly performance update

•                  monthly information on the investment performance and the portfolio structure

•                  semi-annual report consisting of a transparent portfolio update and unaudited financial statements

•                  annual report with transparent portfolio update and audited financial statements

To be included on the Company’s mailing list or for further information please contact:

creInvest AG

Neugasse 4

6301 Zug, Switzerland

Tel +41 41 710 00 68

Fax +41 41 711 60 46

info@creinvest.ch

HOW TO INVEST

The Company is listed on the SIX Swiss Exchange and its shares are traded in US dollars on each business day during regular exchange hours. Bank Julius Baer & Co. Ltd. in Zurich acts as the designated market maker who quotes the Company’s prices in US dollars and ensures a high degree of liquidity on a daily basis.

The Company is mainly invested in assets denominated in US dollars and may hedge the currency risk related to non-US dollars denominated funds in the portfolio. Investors not wishing to be exposed to the US dollars should therefore hedge their position individually. Our market maker gladly assists investors in this task.

Daily pricing and updates can be obtained from the Company’s web site www.creinvest.ch as well as from several financial information providers. The market maker quotes prices in Bloomberg (CREI) and Reuters (CRE01).

Should you wish to purchase the Company’s shares, please contact your bank, the designated market maker Bank Julius Baer & Co. Ltd. in Zurich or the Company in Zug.

SHARE

SHARE PRICE PERFORMANCE

In 2008, creInvest’s share price declined by 12.40% and thereby lagged its Net Asset Value (NAV) only a fraction given its performance of -11.59% for the year. The annualised return since inception (in May 1996) for the creInvest share is +5.73%. This is slightly lower than the one of its NAV (+6.38%).

On a comparable basis (in USD terms), the creInvest share as well as the NAV outperformed their benchmarks by a considerable margin: HFRX Global Hedge Fund Index (-23.25%), MSCI World Index (-40.33%) and HFRI Fund of Funds Composite Index (-21.20%). Since inception in May 1996, the creInvest share has returned +101.57% and the NAV +117.85%, thereby exceeding the performance of some of its peers – the Hedge fund Index* (+64.89%) and the HFRI Fund of Funds Composite Index (+96.41%).

*Hedge Fund Index: HFRI Fund of Fund Composite Index in USD (prior to 31 March 2003) and HFRX Global Hedge Fund Index in USD (since 31 March 2003).

DISCOUNT MANAGEMENT

Bank Julius Baer & Co. Ltd., Zurich, acts as an active market maker providing high liquidity with the aim at limiting the discount to a minimum. As a result, the Company’s shares have been trading at a stable discount to the NAV of approximately 5% for a considerable period of time. The success of this strategy becomes even more evident when comparing the Company’s tight range of discount with its peers. The Company therefore views efficient discount management as paramount and will continue to work closely together with Bank Julius Baer & Co. Ltd. in order to keep the share price within a narrow bandwidth to its NAV. For shareholders, this is an important feature as a stable discount level ensures that the positive diversification effects provided by the Company’s underlying hedge fund portfolio do in fact take effect in the investor’s portfolio.

BASE CURRENCY USD

When assessing the performance of the Company, it is important to understand that the portfolio is mainly invested in assets denominated in US dollars and the Company may hedge non-US dollars denominated funds in the portfolio.

Investors who do not wish to be exposed to the US dollars currency risk should therefore hedge their position individually. Our market maker, Bank Julius Baer & Co. Ltd. gladly assists investors in this task.

TRADING

The Company is listed on the SIX Swiss Exchange and its shares are traded in US dollars. The designated market maker, Bank Julius Baer & Co. Ltd., Zurich, quotes prices and ensures a liquid market. In 2008, the average daily volume traded was approximately USD 331,588, thus amounting to USD 77.26 million for the entire year.

PORTFOLIO

PERFORMANCE AND PORTFOLIO REVIEW 2008

Performance and portfolio review for the year 2008 by creInvest’s investment advisor, GAM International Management:

PERFORMANCE

creInvest’s Net Asset Value (NAV) declined by 11.59% with an associated volatility of 5.54% in 2008. This compares very favourably to the hedge fund industry as represented by the HFRX Global Hedge Fund index (in USD) which lost 23.25% with a volatility of 10.89%.

Looking at equity performance on a global scale (in USD terms), the MSCI World index ended the year 2008 with a negative performance of 40.33%. This was the result of established markets in Europe losing 46.08% overall and the US market (as represented by the S&P 500) declining by 37.00%. Performance in Asia was mixed, with the Nikkei 225 down 28.30%. Commodities, as measured by the Goldman Sachs Commodities index, lost 46.49%.

PORTFOLIO REVIEW

Equity hedge managers in the portfolio returned -17.22% in 2008. The overall return from the trading strategy was a positive 3.76% which resulted from the usually strong discretionary macro allocation. Hedge fund indices for macro funds returned 5.03% for the year, but many of these include macro funds with large exposures to equities, exposures that we consciously avoid. The return from the arbitrage allocation in the portfolio was -37.35% for the year.

In our manager selection process, we continued to monitor the liquidity of each manager’s underlying portfolio. We consider it very important to ensure that portfolio valuations are accurate at all times; that is, valuations that represent a meaningful realisable value, thus eliminating subjectivity from the portfolio’s NAV. We are especially wary of investing in funds where we detect elements of subjectivity in the pricing methodology, as that may result in a misleading NAV. Moreover, discretionary changes in the underlying assumptions could affect the NAV erratically, possibly leading to unwelcome valuation ‘surprises’.

OVERVIEW

Overview by creInvest’s investment advisor, GAM International Management:

2008 was characterised by uncertainty and exceptional volatility across all asset classes, as we predicted at the beginning of the year. This was exacerbated by a number of extraordinary events during the year, including the collapse of a number of seemingly robust financial institutions such as Bear Stearns, Lehman Brothers and AIG, and the placing into conservatorship of Fannie Mae and Freddie Mac. Volumes and liquidity steadily decreased throughout the year and the majority of credit markets were effectively shut for most of 2008 as fears grew about the health of the global economy and the burgeoning financial crisis.

This resulted in periods of severe dislocations across credit and equity markets, and volatility increased to almost unprecedented levels as fundamentals were overwhelmed by technical issues such as deleveraging. The introduction of the near-global ban on the short selling of financial stocks following the fall of Lehman Brothers in September further added to the general uncertainty surrounding hedge funds.

In the second half of the year, major central banks sought to avoid the worst recession in decades by cutting interest rates and introducing fiscal stimulus packages. Only time will tell if these measures will have the desired impact.

Many hedge funds and funds of hedge funds (FOHFs) suffered in 2008’s ‘perfect storm’ of macroeconomic headwinds, deleveraging and the growing financial crisis. The year was notable for some high-profile ‘blow-ups’, the majority of which were caused by poor investment performance. However, the final weeks of 2008 were dominated by the collapse of Bernard L. Madoff Securities, with the founder accused of running a multi-billion dollar fraud, or ‘Ponzi’ scheme, perhaps the largest in Wall Street history. While Madoff Securities was not a hedge fund, its clients included a number of hedge funds and FOHFs, as well as private investors and charities. creInvest has never invested in Madoff Securities due to our rigorous investment and operational due diligence processes. Last year was also characterised by a strong early rally in commodities, followed by a sharp reversal in July 2008 when fears of a global economic slowdown led to the biggest one-month decline in commodity prices for 28 years.

OUTLOOK

Outlook by creInvest’s investment advisor, GAM International Management:

As extraordinary as US Federal Reserve’s actions towards the end of last year may have appeared, not least to the European Central Bank, they were necessary. Without them, we would have had to face the consequences of global deleveraging, a collapse in residential property values leading to a significant reduction in personal wealth, and a further contraction in the credit available to both private and corporate borrowers.

Although it remains to be seen whether the Federal Reserve’s actions were the right ones, it cannot be denied that a change of this magnitude was needed for economic and financial reasons. Nevertheless, even if this huge Keynesian stimulus package by the world’s most important economic power does work, economic and financial news is certain to get worse before it gets better.

The velocity of the slowdown evident in economic indicators suggest that the recession will be at least as sharp, and possibly deeper and longer, than those we saw in the early 1970s and 1980s. A lack of available credit is the one key factor that leads many to suggest that the current recession could be both deep and long as credit expansion alleviated some of the pain of the previous recessions at both corporate and private levels. However, the closure of the securitised credit capital markets means that the source of virtually all recent credit expansion has been removed and, despite all the government and central bank efforts, there are only modest signs of the markets reopening.

The widely-held hope is that the combination of these unprecedented actions in the credit and monetary markets, combined with aggressive fiscal expansion under President Obama’s new administration, will reduce the depth of the recession. The size of the fiscal package being discussed and debated at the moment is such that its impact on the budget deficit can be compared to the US Government actions during the Second World War.

What then is the outlook for the financial markets? Experience teaches us that prices tend to look beyond the immediate difficulties and discount future economic improvements early. As such, asset prices tend to bottom out before the economy does.

Based on this, the general assumption is that financial markets bottom some 6-12 months before the signs of an economic recovery become apparent, while perceived wisdom also suggests that corporate earnings tend to decline some -30% during a recession (US large cap earnings have already fallen by over 35% in 2008). Against this backdrop, it is therefore easy to understand why many investors have been calling the ‘bottom’ of equity markets in recent weeks.

Unfortunately, we do not believe these traditional wisdoms apply today. The level of bank losses yet to be realised means that the expansion of credit will remain inhibited, with significant implications for both banks and economies. In addition, the impact of the steps taken by the US (and maybe eventually Europe) to reduce interest rates to virtually zero are still untested. In theory the cuts should work, but there remain many uncertainties. Finally, the US fiscal expansion will take time to have an impact. Given these caveats, we remain bearish on equities and believe that equity markets may well revisit their recent previous lows. We have therefore adjusted our equity hedge allocations accordingly.

However, as we enter 2009 it is important to stress that we believe there could be some ‘once-in-a-lifetime’ investment opportunities within equities that we are looking to exploit. Entry levels, however, will be a key factor in determining timing – going in too early could be catastrophic. In terms of regional exposures, we remain convinced that there will be superior opportunities in the US market. However, we also recognise that there may be notable additional rewards for investing in the less liquid emerging markets later in the cycle. As evidence of this recovery becomes more pronounced, we will look to take our exposures higher within equity hedge strategies.

We believe that the best risk-adjusted (for return and liquidity) opportunities will continue to arise within the trading allocation of the portfolio while markets remain dislocated and volatile as authorities across the world attempt to deal with the new environment. More specifically, we can see opportunities within the fixed income market given the US stance of moving towards zero interest rates. This has already had a positive impact on currency volatility and has

OUTLOOK

been rewarding for us, and we expect this to continue into 2009. However, we will also continue to emphasise the smaller and more nimble macro traders, and will continue to rebalance the portfolio to reflect this preference. Elsewhere within our trading book, short-term systematic traders have proven to be a successful hedge against equity market falls. We expect to maintain that theme in 2009. Trading currently makes up over 40% of the total portfolio.

In summary the macroeconomic outlook is therefore difficult to interpret as we believe we are currently caught in the cross-currents of the global fundamental deterioration of economic activity on the one side, and an unprecedented degree of central banking and political intervention aimed at trying to ensure as soft a landing as possible on the other side. However, although the magnitude of the various governments’ and central banks’ activities will have some positive impact on sentiment, the market forces of economic deceleration remain huge.

With this in mind, it is difficult for us to determine which force will prevail in the equity and credit markets. We have therefore focused the portfolio towards assets that will benefit from the continued uncertainty and possible further dislocations within fixed income and currency markets, and where possible we are seeking to identify unique traders of equity and credit who can operate in a market environment that is highly liquid, and very short term and technically-driven.

CORPORATE GOVERNANCE

The corporate governance information of creInvest is presented in accordance with the Corporate Governance Directive of SIX Swiss Exchange that entered into force on 1 July 2002 and 1 January 2007, with the “Instructions for Applying the Corporate Governance Directive” of the Swiss Federal Banking Commission and with the guidelines and recommendations of the “Swiss Code of Best Practice for Corporate Governance” of the Swiss Business Federation (economiesuisse) dated 25 March 2002 (as amended).

1. GROUP STRUCTURE AND SHAREHOLDERS

1.1 GROUP STRUCTURE

creInvest AG, Zug, (the “Company”) holds 100% of creInvest (Cayman) Ltd. The subsidiary is domiciled on Grand Cayman, Cayman Islands, and had a share capital of USD 5,000,000 at 31 December 2008.

The Company has been listed on the SIX Swiss Exchange since October 1996. The bearer shares of creInvest are traded in USD (Swiss Security No. 442.297, ISIN CH0004422975). Refer to ‘2.1 Capital’ for further details regarding the listing and trading currency of creInvest’s shares.

As per 31 December 2008, the Company’s market capitalisation was USD 114.46 million.

1.2 SIGNIFICANT SHAREHOLDERS

The significant shareholders are disclosed in the notes to the consolidated financial statements on page 60.

On 31 December 2008, the Company held a total of 267,000 own shares (35.51%).

There are no shareholders’ agreements in place.

1.3 CROSS-SHAREHOLDINGS

There are no cross-shareholdings between the Company and its subsidiary or third-party companies.

2. CAPITAL STRUCTURE

2.1 CAPITAL

As of 31 December 2008, the issued and outstanding share capital of the Company was CHF 150,400 divided into 752,000 fully paid bearer shares with a nominal value of CHF 0.20 each.

The Company has been listed on the SIX Swiss Exchange since October 1996.

The bearer shares of the Company are traded exclusively in USD since 23 June 2003. After being traded in CHF on the SIX Swiss Exchange since the inception of the company in 1996, the Company introduced a multi-currency listing in both CHF and USD in January 2001, thus allowing investors to trade the Company in the currency of their choice. However, this led to confusion in regard to the USD denomination of the underlying portfolio. Based on the feedback received from investors and in order to simplify trading and reporting, the Company introduced the USD-only listing on the SIX Swiss Exchange in 2003, thus aligning the listing currency to the portfolio currency.

The change of the listing currency did not have an effect on the Company’s share capital, the nominal value of the shares, or any future dividends. Additionally, the Company’s investment approach was not altered in any way by this measure. All shares are simply quoted in USD.

2.2 CONDITIONAL AND AUTHORISED CAPITAL IN PARTICULAR

As of 31 December 2008, the Company neither had any authorised nor conditional capital.

2.3 CHANGES IN CAPITAL

During the last three years, the following changes in share capital took place:

On 18 February 2009, the shareholders approved the cancellation of 267,000 shares, thereby reducing its share capital by CHF 574,050 from CHF 1,616,800 to CHF 1,042,750. The effective capital reduction is expected to take place in May 2009.

On 22 December 2008 the shareholders’ meeting authorised the Board of Directors to buy 252,000 shares of the Company from Bank Julius Baer & Co. Ltd. as part of an off-the-floor transaction. The share buy-back took place on 23 December 2008.

Also on 22 December 2008, the shareholders approved the Board of Directors’ request to increase the share capital by CHF 1,466,400 from CHF 150,400 to CHF 1,616,800 through increase of the nominal value of each share by CHF 1.95 from previously CHF 0.20 to CHF 2.15 and through a conversion of freely disposable equity within the meaning of art. 652d CO. The respective increase in nominal capital was recorded by the Commercial Registry of Zug on 5 January 2009. Since 6 January 2009 the creInvest shares are traded with a nominal value of CHF 2.15 on the SIX Swiss Exchange.

On 20 May 2008, the shareholders approved the cancellation of 44,000 shares and the reduction of the share capital by CHF 8,800 from CHF 159,200 to CHF 150,400. The reduction was effected in the Commercial Registry of Zug on 5 August 2008.

On 5 December 2007, the Company bought back 43,780 bearer shares from Bank Julius Baer & Co. Ltd. at the volume weighted average share price on the SIX Swiss Exchange during the period 5 November to 16 November 2007. Bank Julius Baer had acquired these shares over a period of time in the course of its market-making activities.

2. CAPITAL STRUCTURE

On 7 November 2007, the shareholders approved in an extraordinary meeting the reduction of the nominal capital from CHF 79.6 million to CHF 159,200 by paying out CHF 99.80 per share to the existing shareholders. The respective reduction in nominal capital was approved and recorded by the Commercial Registry of Zug on 30 January 2008. The payment was effectively made on 8 February 2008.

On 20 November 2006, the Company bought back 86,500 bearer shares from Bank Julius Baer & Co. Ltd. at the average closing prices over the last 30 trading dates and at a discount to the net asset value of approximately 6.4%. Bank Julius Baer & Co. Ltd. had acquired these shares over a period of time in the course of its market-making activities. The Board of Directors of the Company proposed at the annual general meeting on 22 May 2007 the reduction of the company’s share capital by a nominal amount of CHF 8.8 million from CHF 88.4 million to CHF 79.6 million by cancelling 88,000 bearer shares, which was approved by the shareholders and executed accordingly.

The description of changes of capital is disclosed in the consolidated financial statements on pages 42 and 43.

2.4 SHARES AND PARTICIPATION CERTIFICATES

As of 31 December 2008, the Company had a total of 752,000 bearer shares with a nominal value of CHF 0.20 outstanding of which the Company held 267,000.

There are no preferential rights or similar rights. Each share is entitled to one vote and has full dividend rights.

The bearer shares of the Company are listed and traded in USD on the SIX Swiss Exchange. Refer to ‘2.1 Capital’ on the previous page for details regarding the listing and trading currency of creInvest’s shares.

The shares are deposited with SIX SIS AG under Swiss Security No. 442.297, ISIN CH0004422975. A Global Share Certificate (“Globalurkunde auf Dauer”) has been deposited with SIX SIS AG and transfers of shares are effected through a book-entry system maintained by SIX SIS AG. Share certificates are not available for individual delivery.

There are no participation certificates.

2.5 BONUS CERTIFICATES

There are no bonus certificates.

2.6 LIMITATIONS ON TRANSFERABILITY

There are no limitations on the transferability of shares.

2.7 CONVERTIBLE BONDS AND OPTIONS

As of 31 December 2008, there are no outstanding convertible bonds or options.

2. CAPITAL STRUCTURE

2.8 DISTRIBUTION OF PROFIT

The Company does not intend to pay dividends, but rather to reinvest the annual earnings in order to achieve long-term capital appreciation. Thus, the Company has not paid out any dividends so far.

3. BOARD OF DIRECTORS

3.1 MEMBERS OF THE BOARD OF DIRECTORS

NON-EXECUTIVE

Andrew Hanges (born 1949), American and British citizen; BSc from New York University, 1971; MBA from the University of Southern California, 1972. Director of banking operations at Midland Bank in London, 1987-1994; Executive Vice President of First Fidelity Bank Corporation of New Jersey until it was acquired by First Union, 1994 to 1995; Area President of First Union National Bank, 1995 to 1997; Chief Executive Officer for GAM (UK) Limited and Director – Operations, since 1997; Chief Operating Officer of the Asset Management Division of the Julius Baer group, 2006 to 2007.

Chairperson of the Board of Directors of the Company (first time election to the Board of Directors in 2006, term of office until 2009).

Frank Schneider (born 1968), Swiss citizen; Masters Degree in Business and Finance from the University of Zurich, 1995; MBA from GSBA Zurich / State University of New York, Albany, 2006. Various assignments in Zurich, London and Madrid with UBS in Private Banking, 1995 to 2000; since 2000 Head of Operations of GAM (Schweiz) AG, responsible for the middle office function for Private Clients of the whole GAM group. In addition, Head of Operations for GAM Anlagefonds AG, responsible for all operational aspects of Swiss registered GAM funds.

Vice Chairperson of the Board of Directors of the Company (first time election to the Board of Directors in 2006, term of office until 2009).

Gérard Bagnoud (born 1953), Swiss citizen; Investment Banker Certificate, New York Institute of Finance, 1978. Swiss Bank Corporation, Crans-Montana, 1972 – 1974; Finex AG, Zurich, 1974 – 1976; Blyth Eastman Dillon SA, Geneva and New York, 1976 – 1979; Compagnie de Banque et d’Investissements, Geneva, 1979 – 1982; Caisse d’Epargne du Valais, Sion, 1982 – 1983; Compagnie de Banque et d’Investissements / Union Bancaire Privée, different functions, Geneva, 1983 – 1996; Bank Julius Baer & Cie. SA, Member of the Management Committee and President of the Investment Committee, Geneva, 1996 – 2001. Entry into de Pury Pictet Turretini & Cie. SA. as Managing Partner in 2001.

Member of the Board of Directors of the Company (first time election in 1998, term of office until 2010).

Peter H. Fletcher (born 1949), Canadian and Australian citizen; CFA Charterholder since 1988. Midland Doherty arbitrage trader Montreal Stock exchange, 1967 – 1970; Government of South Australia, responsible for special projects, 1970 – 1975; Montreal Trust, pension investments and administration, 1975 – 1979; Bank of Bermuda Ltd., Bermuda and Hong Kong, General Manager responsible for investment and institutional trust services, 1979 – 1995. Entry into Parly Company SA,

3. BOARD OF DIRECTORS

Geneva, as Managing Director, investment advisory, in 1995.

Member of the Board of Directors of the Company (first time election in 1999, term of office until 2011).

EXECUTIVE

Roman Aschwanden (born 1966), Swiss citizen; MA in Business and Finance from the University of Zurich, 1992. Junior Account Manager for Swiss multi-national companies in Corporate Banking with UBS Zurich, 1993 to 1995; Chief of Staff of Investment Banking in UBS Tokyo, 1996 to 1998; Senior Project Manager for Private Banking with UBS Tokyo, 1998 – 1999; Senior Project Manager for a global wealth planning concept with UBS Zurich, 1999 – 2000; Head of Portfolio Management with GAM (Schweiz) AG, 2000 to 2004; Head of Portfolio Management, Global, responsible for investment implementation, risk, operational and business IT management in discretionary portfolio management for the whole GAM group, since 2005. Chief Executive Officer of creInvest AG, since May 2006.

Delegate of the Board of Directors of the Company (first time election to the Board of Directors in 2006, term of office until 2009).

3.2 OTHER ACTIVITIES AND VESTED INTERESTS

In applying the Corporate Governance Directive and the corresponding commentary of the SIX Swiss Exchange, mandates and interest ties with exchange-listed domestic and foreign companies as well as with domestic and foreign banks are disclosed. There are no activities/interest ties within scope of section 3.2 than those disclosed below:

Andrew Hanges: Chief Operating Officer of the GAM group.

Frank Schneider: Head of Operations of GAM (Schweiz) AG and GAM Anlagefonds AG.

Gérard Bagnoud: Managing Partner at de Pury Pictet Turretini & Cie. SA.

Peter H. Fletcher: Managing Director at Parly Company S.A.

Roman Aschwanden: Head of Portfolio Management, GAM group; Board Member of GAM (Schweiz) AG, GAM Anlagefonds AG, Julius Baer Investment Fund Services Ltd. and CEO of GAM Anlagefonds AG. Member of the Transparency Council Funds of Hedge Funds (initiated by the Institute Banking & Finance IBF of Zurich University of Applied Sciences Winterthur ZHAW) as well as the Hedge Funds Committee of the Swiss Fund Association SFA.

3.3 ELECTIONS AND TERMS OF OFFICE

The members of the Board of Directors are elected by the Shareholders’ Meeting for a term of three years each (staggered renewal) and can be re-elected.

The year of the first-time election and remaining terms of office of each member are disclosed on pages 33 and 34.

3. BOARD OF DIRECTORS

3.4 INTERNAL ORGANISATION STRUCTURE

The internal organisation structure is outlined in the Organisational and Management Regulations of the Company that can be downloaded from the Company’s website (www.creinvest.ch/portrait/org.shtm). The Board of Directors consists of three or more members and elects a Chairperson, a Vice Chairperson as well as a Delegate from within its number.

The Board of Directors meets as often as business requires, but usually twice per year. The meetings are called by the Chairperson. Each member of the Board of Directors can request a meeting at all times. All issues to be discussed must be listed and the invitation must be sent out at least ten days prior to the meeting. The Board of Directors has not established any committees. In 2008 the Board of Directors met twice in person. In addition two Board of Directors’ meetings were held by conference call.

In order to pass a resolution, a majority of its members have to be present. Resolutions are passed by absolute majority of the votes of the members present. In case of a tie vote, the Chairperson casts the deciding vote. The Management participates in the meetings of the complete Board of Directors. Declaratory decrees and changes to the Articles of Incorporation as well as capital increase reports are determined at the Shareholders’ Meeting.

3.5 DEFINITION OF AREAS OF RESPONSIBILITY

BOARD OF DIRECTORS

The Board of Directors is responsible for the ultimate direction, supervision and control of the Company, which it fulfils within scope of the duties stipulated in Art. 716a of the Swiss Code of Obligations. The Board of Directors establishes the strategic, organisational, accounting and financing policies to be followed by the Company. The Board of Directors further defines the principles of the risk management policy and mandates and supervises management with its implementation.

MANAGEMENT

The Board of Directors has delegated the conduct of the day-to-day business operations to the Chief Executive Officer (CEO). The CEO is responsible for the management of the Company and for all other matters except for those reserved by law, the Articles of Incorporation and the Organisational and Management Regulations of the Company to another governing body.

The Organisational and Management Regulations of the Company are published on the Company’s web site (www.creinvest.ch/portrait/org.shtm).

3.6 INFORMATION AND CONTROL INSTRUMENTS VIS-À-VIS THE MANAGEMENT

In order to allow fulfillment of its supervising duties, the Board of Directors is provided with the following information:

•                  Portfolio valuation and calculation of the estimated total net asset value of the Company on a weekly basis.

•                  Detailed portfolio report containing the Investment Advisors’ investment outlook and strategy on a quarterly basis.

3. BOARD OF DIRECTORS

•                  Quarterly report from the Management of the Company. The report covers a detailed portfolio analysis, marketing and sales activities, market making, operational and personnel issues.

•                  A representative of the Investment Advisor attends the Board of Directors’ meetings in order to discuss the portfolio and related issues in depth.

•                  Consolidated financial statements as per 31 December (audited) and 30 June (unaudited) of each business year. The Board of Directors is provided additionally with an annual budget proposal for approval as well as budget comparisons.

Further to the instruments above, the internal audit department of the Julius Baer Group regularly audits the Company as well as the subsidiary in Cayman and reports its findings to the Board of Directors of the Company. Finally, the external auditors provide the Board of Directors with a management letter after the yearly audit to report on findings and recommendations. The Company further maintains an internal control system which will be reported on at each Board of Directors’ meeting.

4. MANAGEMENT

4.1 MEMBERS OF THE MANAGEMENT

Roman Aschwanden (born 1966), Swiss citizen; MA in Business and Finance from the University of Zurich,1992. Junior Account Manager for Swiss multi-national companies in Corporate Banking with UBS Zurich, 1993 to 1995; Chief of Staff of Investment Banking in UBS Tokyo, 1996 to 1998; Senior Project Manager for Private Banking with UBS Tokyo, 1998 – 1999; Senior Project Manager for a global wealth planning concept with UBS Zurich, 1999 – 2000; Head of Portfolio Management with GAM (Schweiz) AG, 2000 to 2004; Head of Portfolio Management, Global, responsible for investment implementation, risk, operational and business IT management in discretionary portfolio management for the whole GAM group, since 2005. Chief Executive Officer of creInvest AG, since May 2006.

Roman Aschwanden is responsible for the overall management of the Company.

4.2 OTHER ACTIVITIES AND VESTED INTERESTS

Roman Aschwanden is Head of Portfolio Management, GAM group; Board Member of GAM (Schweiz) AG, GAM Anlagefonds AG, Julius Baer Investment Fund Services Ltd. and CEO of GAM Anlagefonds AG. Additionally, he is a member of the Transparency Council Funds of Hedge Funds (initiated by the Institute Banking & Finance IBF of Zurich University of Applied Sciences Winterthur ZHAW) as well as the Hedge Funds Committee of the Swiss Fund Association SFA.

4.3 MANAGEMENT CONTRACTS

The fee arrangement under specific agreements with related parties entered into by the Company and creInvest (Cayman) Ltd. are stated in note 7 to the consolidated financial statements on pages 52 and 53.

5. COMPENSATION, SHAREHOLDINGS AND LOANS

5.1 CONTENT AND METHOD OF DETERMINING THE COMPENSATION

The members of the Board of Directors not associated with the GAM or JB groups receive a fixed compensation which is determined once by the Board of Directors.

In accordance with the Organisational and Management Regulations of the Company, the Chairperson defines the compensation for the Management that consists of a fixed salary.

Neither for the members of the Board of Directors nor for the Management are participation programmes or any other form of variable compensation in place.

5.2 COMPENSATION FOR ACTING MEMBERS OF THE GOVERNING BODIES

The total compensations (gross, accrual based) for the financial years 2008 and 2007 are as follows:

	2008		2007

Compensation of the non-executive members of the Board of Directors (current)*	CHF	44,311	CHF	44,300
Compensation of the non-executive members of the Board of Directors (resigned)	CHF	0	CHF	0
Compensation of the executive management (current)	CHF	129,332	CHF	129,290
Compensation of the executive management (resigned)	CHF	0	CHF	0
Total	CHF	173,643	CHF	173,590

*Compensation including VAT at 7.6%.

5.3 COMPENSATION FOR FORMER MEMBERS OF GOVERNING BODIES

No compensation was paid to former Board members of governing bodies.

5.4 SHARE ALLOTMENT

No shares were allotted to members of the Board of Directors, the Management or related parties.

5.5 SHARE OWNERSHIP

At the time of the disclosure deadline, the following shareholdings in bearer shares of the Company applied:

	No. of shares held
Members of the Board of Directors (non-executive) and related parties	304
Management (executive) and related parties	1
	Total	305

The significant shareholders are listed on page 60.

5. COMPENSATION, SHAREHOLDINGS AND LOANS

5.6 OPTIONS OWNERSHIP

No options on bearer shares of the Company were held as per 31 December 2008.

5.7 ADDITIONAL FEES AND REMUNERATION

No additional fees or remunerations have been paid to members of the Board of Directors and the Management or parties closely linked to such persons.

5.8 LOANS TO MEMBERS OF GOVERNING BODIES

The Company has not granted any guarantees, outstanding loans, advances or credits to members of the Board of Directors, the Management or parties closely linked to such persons.

5.9 HIGHEST TOTAL COMPENSATION

The highest total compensation paid to a current member of the Board of Directors in the year under review amounted to CHF 129,332.

6. SHAREHOLDERS’ PARTICIPATION RIGHTS

6.1 VOTING-RIGHTS AND REPRESENTATION RESTRICTIONS

There are no voting rights restrictions in place: each bearer share of the Company carries one vote at the Shareholders’ Meeting.

Shareholders who are unable to attend the Shareholders’ Meeting in person may be represented by a third party, their bank (safekeeping account proxy), the Company or by Dr. Richard Muller, Attorney at law, Artherstrasse 3, 6301 Zug, who acts as the independent proxy under Art. 689c of the Swiss Code of Obligations. Unless instructions to the contrary are received prior to the Shareholders’ Meeting, these representatives will vote in accordance with the proposals of the Board of Directors.

6.2 STATUTORY QUORUMS

The statutory quorums comply with the applicable legal regulations.

6.3 CONVOCATION OF THE SHAREHOLDERS’ MEETING

The convocation of the Shareholders’ Meeting complies with the applicable legal regulations. The convocation may also be

6. SHAREHOLDERS’ PARTICIPATION RIGHTS

requested by one or more shareholders representing together at least 10% of the share capital. The Board of Directors shall convene the requested Shareholders’ Meeting within four weeks following the receipt of the request.

6.4 AGENDA

Shareholders representing shares with a par value of at least CHF one million may request the inclusion of items on the agenda. Such requests must be submitted to the Company at least six weeks prior to the day of the Shareholders’ Meeting. The convocation and the inclusion on the agenda shall be requested in written form, listing the items and the motions.

7. CHANGES OF CONTROL AND DEFENCE MEASURES

7.1 DUTY TO MAKE AN OFFER

Article 20 of the Articles of Incorporation of the Company states that an investor who exceeds the threshold of 331/3% but less than 50%, respectively of the voting rights shall not be obliged to make a public offer to acquire all listed equity securities of the Company pursuant to Art. 32 and Art. 52 of the Federal Stock Exchange Act (SESTA).

7.2 CLAUSES ON CHANGES OF CONTROL

There are no clauses on changes of control benefiting the members of the Board of Directors and/or the Management.

8. AUDITORS

8.1 DURATION OF THE MANDATE AND TERM OF OFFICE OF THE LEAD AUDITOR

PricewaterhouseCoopers AG, Zug, have been the statutory and group auditor of the Company since 1996. Markus Schmid has been serving as the responsible Engagement Leader for the Company since the 2003 financial year.

8.2 AUDITING FEES

PricewaterhouseCoopers AG are the auditors of the Company. The fee paid and accrued for audit services for the financial year 2008 was USD 102,952 (2007: USD 56,934).

8.3 ADDITIONAL FEES

Additional fees in the amount of USD 21,330 were paid in 2008 (2007: 47,774).

8. AUDITORS

8.4 SUPERVISORY AND CONTROL INSTRUMENTS PERTAINING TO THE AUDIT

The Board of Directors annually assesses the performance, compensation and independence of the auditors. The Board of Directors further controls on an annual basis the extent of the external auditing, the auditing plans and the respective programs and discusses auditing results with the external auditors at the Board of Directors’ meeting following the audit.

9. INFORMATION POLICY

The Company aims to keep shareholders informed with utmost transparency as early as possible. The most recent information can always be obtained on the Company’s web site:

www.creinvest.ch

The website provides updates on share price development, performance data and the latest news - and also includes detailed monthly information.

Registered shareholders and interested parties may obtain the following information:

•     weekly performance update of share price and underlying NAV

•     monthly information on the investment performance and the portfolio structure

•     semi-annual report containing unaudited financial statements and a transparent portfolio inventory

•     annual report

All publications can be downloaded from www.creinvest.ch/download/download.shtm.

To be included on the Company’s mailing list or for further information please contact:

creInvest AG

Neugasse 4, 6301 Zug, Switzerland

Tel. +41 41 710 00 68   Fax +41 41 711 60 46   info@creinvest.ch

IMPORTANT DATES:

•	End of financial year:	31 December

•	Publication of annual report:	April

•	Publication of semi-annual report:	August

•	The Annual Shareholders’ Meeting will take place on 20 May 2009 in Zug.

CONSOLIDATED

FINANCIAL STATEMENTS

creINVEST AG CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2008

Consolidated balance sheet at 31 December

(in thousands of United States dollars)

	Notes	2008	2007
Assets
Current assets
Cash at banks		54,152	5,994
Redemption receivable		1,683	13,751
Fixed assets		32	38
Investments	3, 9	52,307	270,032

Total current assets		108,174	289,815

Non current assets
Investments	3, 9	15,811	—

Total non current assets		15,811	—
Total assets		123,985	289,815

	Notes	2008	2007
Liabilities and shareholders’ equity
Current liabilities
Other short term liabilities	6, 9	1,160	3,994

Total liabilities		1,160	3,994

Shareholders’ equity
Share capital	5	141	70,309
Treasury shares		(64,535)	(16,025)
Other capital reserves	5	24,131	32,062
Foreign currency translation reserves	5	(8,504)	(4,564)
Retained earnings	5	171,592	204,039

Total shareholders’ equity		122,825	285,821
Total liabilities and shareholders’ equity		123,985	289,815

Total net asset value per share (in United States dollars)		253.25	380.10

The accompanying notes on pages 44 to 61 are an integral part of these consolidated financial statements.

Consolidated statement of income for the year ended 31 December

(in thousands of United States dollars)

	Notes	2008	2007

Operating income
Interest income		1,109	300
Net realised/unrealised gains (losses) from investments	3	(27,800)	29,647
Net realised gain (loss) on foreign currencies		(439)	32
Other income	4	16	47
		(27,114)	30,026
Operating expenses
Management and advisory fees	6, 7	3,135	6,818
Interest expense	8	221	804
Other expenses	7, 13	1,829	1,326
		5,185	8,948

Net income for the year		(32,299)	21,078

Earnings per share (in United States dollars) Basic and fully diluted	10	(44.04)	26.57

The accompanying notes on pages 44 to 61 are an integral part of these consolidated financial statements.

creINVEST AG CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2008

Consolidated statement of changes in shareholders’ equity for the year ended 31 December

(in thousands of United States dollars)

				Foreign
			Other	currency
	Share	Treasury	capital	translation	Retained
	capital	shares	reserves	reserves	earnings	Total

Balance at 31 December 2005	67,073	(512)	47,132	12,268	151,616	277,577
Foreign exchange difference	5,346	(542)	3,758	(9,226)	267	(397)
Net income	—	—	—	—	30,917	30,917
Total recognised income for the year	—	—	—	—	31,184	31,184
Purchase of treasury shares	—	(27,390)	—	—	—	(27,390)
Balance at 31 December 2006	72,419	(28,444)	50,890	3,042	182,800	280,707
Foreign exchange difference	5,663	(2,224)	3,980	(7,606)	161	(26)
Net income	—	—	—	—	21,078	21,078
Total recognised income for the year	—	—	—	—	21,239	21,239
Reduction of share capital	(7,773)	30,581	(22,808)	—	—	—
Purchase of treasury shares	—	(15,938)	—	—	—	(15,938)
Balance at 31 December 2007	70,309	(16,025)	32,062	(4,564)	204,039	285,821
Foreign exchange difference	4,476	(1,020)	540	(3,940)	(148)	(92)
Net income	—	—	—	—	(32,299)	(32,299)
Total recognised income for the year	—	—	—	—	(32,447)	(32,447)
Reduction of share capital	(74,644)	17,033	(8,471)	—	—	(66,082)
Purchase of treasury shares	—	(64,523)	—	—	—	(64,523)
Balance at 31 December 2008	141	(64,535)	24,131	(8,504)	171,592	122,825

The accompanying notes on pages 44 to 61 are an integral part of these consolidated financial statements.

Consolidated statement of cash flows for the year ended 31 December

(in thousands of United States dollars)

	Notes	2008	2007

Cash flows from operating activities
Purchases of securities	3	(28,794)	(43,648)
Sales of securities	3	214,500	117,017
Interest received		1,082	280
Accounts receivable and accrued income		(287)	67
Accounts payable and accrued expenses		(2,910)	(3,793)
Operating expenses paid		(4,515)	(5,307)
Interest paid	8	(221)	(828)
Total cash (used in)/from operating activities		178,855	63,788

Cash flow from investment activities
Purchase of fixed assets		—	—
Total cash (used in)/from investment activities		—	—

Cash flow from financing activities
Net loans (repaid)/received	8	—	(48,100)
Capital increase (decrease)		(66,082)	—
Purchase of treasury shares (incl. shares for capital reduction)	5	(64,523)	(15,938)
Total cash (used in)/from financing activities		(130,605)	(64,038)

Foreign exchange difference		(92)	27

(Decrease)/increase in cash and cash equivalents		48,158	(223)

Cash and cash equivalents at the beginning of the year		5,994	6,217
Cash and cash equivalents at the end of the year		54,152	5,994

The accompanying notes on pages 44 to 61 are an integral part of these consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2008

1. THE COMPANY AND ITS PRINCIPAL ACTIVITY

creInvest AG (the “Company”) is an investment company, which was incorporated under the laws of Switzerland on 13 March 1996. The Company’s investment activities are conducted through its wholly-owned subsidiary, creInvest (Cayman) Ltd. (“CreInvest Cayman”), an open ended investment company incorporated on 15 March 2006 under the laws of the Cayman Islands. The address of the registered office is Neugasse 4, 6301 Zug, Switzerland. The Company has two part-time employees.

The Company’s investment objective is to achieve capital appreciation with diversification of risk by investing the Company’s assets in a concentrated multi-manager portfolio investing in worldwide financial markets via hedge funds diversified at both strategy and fund manager level. It is the Company’s policy under normal conditions to invest up to 100% of its assets in hedge funds in accordance with the following guidelines:

•                 The asset allocation may vary significantly during market cycles. There are no restrictions on the markets which may be used.

•                 The Company does not allocate more than 20% of its investment portfolio at cost (including cash) to one single fund manager or hedge fund.

•                 For diversification and liquidity purposes, the Company may also invest in the investment advisors’ funds of hedge funds provided this does not generate more costs than directly investing in the respective underlying funds.

The Company may hold liquid assets in the form of bank deposits with a term of up to 12 months. The liquidity may be denominated in any freely convertible currency. The liquidity should typically not exceed 50% of the NAV. However, the liquidity may exceed 50% of the NAV during difficult market conditions or during rebalancing activities.

The Company makes its investments primarily in US dollar-denominated assets and does not hedge the currency exposure under normal circumstances. The Company may, however, from time to time seek to hedge all or a portion of its currency risks through the use of derivative transactions, including, but not limited to, futures, options, swaps or any combination thereof, but is not obliged to do so.

Currently, it is not the Company’s intention to pay dividends to shareholders and net income will be reinvested.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The principal accounting policies applied in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated.

BASIS OF PRESENTATION:

The consolidated financial statements have been prepared under the historical cost convention, modified by the revaluation of investments at fair value, and in accordance with International Financial Reporting Standards (“IFRS”) as well as the provisions of the Additional Rules of the SIX Swiss Exchange for the Listing of Investment Companies.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2008

The preparation of consolidated financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

There were no new or revised IFRS standards relevant for the Company which were effective for periods beginning on or after 1 January 2008. The Company was therefore not required to adopt new or changed IFRS standards.

The following standards, interpretations and amendments to published standards that are mandatory for the Company’s accounting periods beginning on or after 1 January 2009 or later have not been adopted early:

•                 IFRS 8 (effective 1 January 2009) - Operating Segments

The Company assessed the impact of IFRS 8 and concluded that the adoption will result in additional disclosures in the notes to the consolidated financial statements. The Company will apply IFRS 8 from annual periods beginning 1 January 2009 and 1 January 2010 respectively.

Following standards were assessed and confirmed not to have an impact on the Company:

•                 IAS 39 (effective 1 July 2008) - Reclassification of Financial Assets: no action required as mainly applicable to fixed income instruments.

•                 IFRS 2 (amended, effective 1 January 2009) - Share-based Payment: no action required as there are currently no share-based payment plans in place.

•                 IFRS 3 (amended, effective 1 July 2009) - Business Combinations: no action required as long as no business combination occurred.

•                 IAS 1 (amended, effective 1 January 2009) - Presentation of Financial Statements: no action required as there have been no transactions recognised in equity other than those with shareholders or are currently foreseeable.

•                 IAS 23 (amended, effective 1 January 2009) - Borrowing Costs: No action required as there are currently no borrowing costs on qualifying assets.

•                 IAS 27 (amended, effective 1 July 2009) - Consolidated and Separate Financial Statements: no action required as there are currently no minorities.

•                 IAS 32 (amended, effective 1 January 2009) - Puttable Financial Instruments and Obligations Arising on Liquidation: No action required as there are currently no puttable financial instruments.

•                 IFRIC 11 (effective 1 March 2007) - Additional Guidance for IFRS 2: no action required as there are currently no share-based payment plans in place.

•                 IFRIC 12 (effective 1 January 2008) - Service Concession Arrangements: no relevance for the Company.

•                 IFRIC 13 (effective 1 July 2008) - Customer Loyalty Programs: no relevance for the Company.

•                 IFRIC 14 (effective 1 January 2008) - Additional Guidance for IAS 19: no action required as there is currently no pension plan in place.

•                 IFRIC 15 - Real Estate Sales: no action required as there are no real estate sales.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2008

All currency amounts included herein are expressed in thousands of US dollars (“TUSD”) unless otherwise noted. Certain per share information is expressed in units of US dollars unless otherwise noted.

PRINCIPLES OF CONSOLIDATION:

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, CreInvest Cayman, after elimination of all intercompany accounts and transactions.

FINANCIAL ASSETS THROUGH PROFIT OR LOSS

(a) Classification

The Company classifies its financial assets in the following designated categories: at fair value through profit or loss, and loans and receivables. The classification depends on the purpose for which the financial assets were acquired. Management determines the classification of its financial assets at initial recognition.

Financial assets or financial liabilities held for trading are those acquired or incurred principally for the purposes of selling or repurchasing in the short term including all derivatives. The Company may enter into foreign exchange contracts for the purpose of foreign exchange risk management and would in that case categorise them as financial assets or financial liabilities held for trading.

Financial assets and financial liabilities designated at fair value through profit or loss at inception are those that are managed and their performance evaluated on a fair value basis in accordance with the Company’s documented investment strategy. The Company’s policy is for the Investment Manager and the Board of Directors to evaluate the information about these financial assets on a fair value basis together with other related financial information.

(b) Recognition / Derecognition

Regular-way purchases and sales of investments are recognised on the trade date - the date on which the Company commits to purchase or sell the investment. Investments are derecognised when the rights to receive cash flows from the investments have expired or the Company has transferred substantially all risks and rewards of ownership.

(c) Measurement

Financial assets and financial liabilities at fair value through profit or loss are initially recognised at fair value. Transaction costs are expensed in the income statement. Subsequent to initial recognition, all financial assets and financial liabilities at fair value through profit or loss are measured at fair value. Fair values are based either on market prices or the latest available Net Asset Value (NAV) of the underlying funds as determined by the Directors in consultation with the Investment Manager and the Investment Advisor. Gains and losses arising from changes in the fair value of the ‘financial assets or financial liabilities at fair value through profit or loss’ category are presented in the income statement in the period in which they arise. Interest income from financial assets at fair value through profit or loss is recognised in the income statement within interest income using the effective interest method.

(d) Loans and receivables

Amounts due from and to brokers’ represents receivables for securities sold and payables for securities purchased that have been contracted for but not yet settled or delivered on the balance sheet date, respectively.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2008

These amounts are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method, less provision for impairment for amounts due from brokers. A provision for impairment of amounts due from brokers is established when there is objective evidence that the Company will not be able to collect all amounts due from the relevant broker. Significant financial difficulties of the broker, probability that the broker will enter bankruptcy or financial reorganisation, and default in payments are considered indicators that the amount due from brokers is impaired. Once a financial asset or a group of similar financial assets has been written down as a result of an impairment loss, interest income is recognised using the rate of interest used to discount the future cash flows for the purpose of measuring the impairment loss.

INVESTMENT INCOME:

Interest income is recognised in the statement of income using the effective interest method. Dividend income is accrued on the ex-dividend date.

EXPENSES:

Expenses, including asset-based fees due under service contracts, are recognised on an accruals basis.

TAXATION:

The Company is liable for Swiss Cantonal taxes on capital. The Company intends to conduct most of its business through creInvest Cayman; such activity will not be subject to any income, withholding or capital gains taxes in the Cayman Islands. Generally, the Company intends to conduct its affairs so as not to be liable to taxation in any other jurisdiction; however, it may invest in securities whose dividends may be subject to non-refundable foreign withholding taxes. Taxes on capital are recognised as other expenses.

BORROWINGS:

Borrowings are recognised initially at fair value, net of transaction costs incurred. Borrowings are subsequently stated at amortised cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognised in the income statement over the period of the borrowings using the effective interest method.

TRANSLATION OF FOREIGN CURRENCY AMOUNTS:

The consolidated financial statements as of and for the years ended 31 December 2008 and 2007 are presented in US dollars.

Items included in the financial statements of each of the Company and CreInvest Cayman are measured in Swiss francs and US dollars (each a “functional currency”), respectively, so as to best reflect the economic substance of the underlying events and circumstances of each of those companies. Transactions in foreign currencies are converted into the respective functional currency at the rate of exchange ruling on the date of the transactions. Foreign exchange gains and losses resulting from the

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2008

settlement of such transactions, and from the translation of monetary assets and liabilities denominated in foreign currencies, are recognised in the statement of income.

For the purposes of the presentation of these consolidated financial statements, the assets and liabilities and shareholder capital and legal reserves of the Company are translated into US dollars at the year end exchange rate 1.06439 (December 2007: 1.13214). The income and expenses of the Company are translated into US dollars at exchange rates existing at the dates of the transactions (or the average rate for the period if this approximates the actual exchange rates). All exchange differences resulting from translation into the presentation currency are reflected in shareholders’ equity as other reserves.

The following exchange rates are used for the major currency:

CHF/ USD	2008	2007

Year-end	1.06439	1.13214
Average	1.07813	1.19564

STOCK OPTION BENEFITS:

No stock options were granted in 2008 and the previous year.

CASH AND CASH EQUIVALENTS:

All cash, short-term deposits and other money market instruments, are considered to be cash and cash equivalents. Cash and time deposits are placed at reputable and well established banks (with a minimum rating of Aa3).

TREASURY SHARES:

In accordance with IAS 32 own shares are deducted from shareholders’ equity. All profits and losses arising from trading in own shares are directly credited/debited to equity (treasury shares).

COMMITMENTS, CONTINGENCIES AND OTHER OFF-BALANCE SHEET TRANSACTIONS:

The operations of the Company are affected by legislative, fiscal and regulatory developments for which provisions are made when potential claims against the Company seem probable and enforceable.

Provisions for legal claims are recognised when the Group has a present legal obligation as a result of past events; it is more likely than not that an outflow of resources will be required to settle the obligation; and the amount has been reliably estimated.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2008

NET ASSET VALUE PER SHARE:

The net asset value per share is calculated by dividing the net assets included in the balance sheet by the number of shares outstanding less treasury shares held.

SEGMENT REPORTING:

The sole business segment is investing in a multi-manager portfolio investing in financial markets via hedge funds resulting in no segment disclosure reporting as per IAS 14. Therefore, the results published in this report correspond to the primary segment-reporting format.

3. INVESTMENTS

A detailed analysis of the Company’s and CreInvest Cayman’s investments in other investment companies is included on pages 50 and 51.

At 31 December 2008 and 2007 the Company did not hold any investment in another investment company in excess of 20% of total net assets.

During the year ended 31 December 2008, CreInvest Cayman purchased investments in other investment companies in the amount of TUSD 25,420 from several GAM funds and sold TUSD 23,582 such investments to any GAM funds (2007: TUSD nil and TUSD 36,703 respectively, from/to several GAM funds). All such transactions were at the same value as would have been used in a third party transaction.

All investments in other companies at 31 December 2008 are redeemable within one year, with the exception of the following investments:

Name	Value

Atticus European	USD	1.698m
Carrington Capital Management LLC	USD	14.113m

Holdings which have been fully written off as no fair valuation can be established and no indication is possible as of when positions can be repaid:

Name	Number of shares

Eton Park Overseas Fund Ltd	1,545

As of 31 December 2008 the Company and CreInvest (Cayman) held investments in other investment companies as follows: (all amounts in thousands of United States dollars)

		Fair Value
		31 Dec
Asset Manager	Fund	2007

Carnegie Asset Management	Carnegie Worldwide Long/Short	13,096
Matterhorn Investment Management	Matterhorn Resources & Energy Fund	5,763
Rutherglen Capital Pty Ltd	Rutherglen Global Media	14,409
Total Equity Hedge Global		33,268

Alson Capital Partners LLC	Alson Signature Fd O/s	7,353
Jana Partners LLC	Jana Offshore	12,175
Total Equity Hedge US		19,528

Explora Capital Management ASA	Explora European Small & Mid Cap Fund	10,737
Gradient Capital Partners LLP UK	Gradient Europe Fund	7,447
Gugner Partners LLP	Gugner Long/Short Fund	14,754
Kairos Investment Management Ltd	Kairos Fund Limited	12,090
Total Equity Hedge Europe		45,028

Coupland Cardiff Asset Management LLP	CC Asia Absolute Return Fund	10,797
Veritas Asset Management (UK) Limited	Real Return Asian Fund	12,075
Total Equity Hedge Asia-Pacific		22,872

JK Investment Management LLP	JK Japan Absolute Return Fund	5,247
Total Equity Hedge Japan		5,247

TOTAL EQUITY HEDGE STRATEGY		125,943

Brevan Howard Asset Management LLP	Brevan Howard Fund	23,070
Drake Management LLC	Drake Global Opportunities Fund	12,615
Pharo Management UK LLP	Pharo Macro Fund Ltd	6,928
Total Discretionary Macro		42,613

TOTAL TRADING STRATEGY		42,613

Eton Park Capital Management LP	Eton Park Overseas Fund Ltd	8,555
Total Arbitrage Diversified		8,555

Blenheim Capital Management LLC	Blenheim Commodity Fund	10,533
Carrington Capital Management LLC	Carrington Inv Part. (Cayman)	15,618
Marshall Wace LLP	Marshall Wace Core Fund	7,137
Total Credit		33,288

Atticus Capital, LLC	Atticus European	21,749
The Children’s Investment Fund Management (UK) LLP	Childrens Investment Fund	25,422
Blue Mountain Capital Mangement LP	Blue Mountain Credit Alternative Fund	12,461
Total Event Driven		59,632

TOTAL ARBITRAGE STRATEGY		101,475

TOTAL INVESTMENTS		270,032

All investments are unlisted and valued in accordance with the policies described in Note 2(d).

4. OTHER INCOME

(in thousands of United States dollars)	2008	2007

Fee rebates/equalisation	0	(21)
Other income	16	68
	16	47

						Change	Change
			Proceeds			in	in	Fair Value	Number
			on	Realised	Realised	Unrealised	Unrealised	31 Dec	of
Asset Manager	Fund	Additions	Sales	Gains	Losses	Gains	Losses	2008	shares

Carnegie Asset Management	Carnegie Worldwide Long/Short	—	(11,780)	1,292	(2,608)	—	—	—	—
Matterhorn Investment Management	Matterhorn Resources & Energy Fund	19	(4,922)	—	(860)	—	—	—	—
Rutherglen Capital Pty Ltd	Rutherglen Global Media	—	(6,000)	345	—	—	(1,093)	7,661	660,251
Total Equity Hedge Global		19	(22,702)	1,637	(3,468)	—	(1,093)	7,661

Alson Capital Partners LLC	Alson Signature Fd O/s	—	(6,856)	2,240	(2,737)	—	—	—	—
Jana Partners LLC	Jana Offshore	—	(12,174)	1,740	(1,741)	—	—	—	—
Total Equity Hedge US		—	(19,030)	3,980	(4,478)	—	—	—

Explora Capital Management ASA	Explora European Small & Mid Cap Fund	—	(9,939)	725	(1,523)	—	—	—	—
Gradient Capital Partners LLP UK	Gradient Europe Fund	—	(5,908)	—	(1,539)	—	—	—	—
Gugner Partners LLP	Gugner Long/Short Fund	—	(14,129)	1,925	(2,550)	—	—	—	—
Kairos Investment Management Ltd	Kairos Fund Limited	—	(10,040)	43	(2,093)	—	—	—	—
Total Equity Hedge Europe		—	(40,016)	2,693	(7,705)	—	—	—

Coupland Cardiff Asset Management LLP	CC Asia Absolute Return Fund	—	(9,388)	2,482	(3,891)	—	—	—	—
Veritas Asset Management (UK) Limited	Real Return Asian Fund	—	(11,326)	3,369	(4,118)	—	—	—	—
Total Equity Hedge Asia-Pacific		—	(20,714)	5,851	(8,009)	—	—	—

JK Investment Management LLP	JK Japan Absolute Return Fund	—	(5,154)	753	(846)	—	—	—	—
Total Equity Hedge Japan		—	(5,154)	753	(846)	—	—	—

TOTAL EQUITY HEDGE STRATEGY		19	(107,616)	14,914	(24,506)	—	(1,093)	7,661

Brevan Howard Asset Management LLP	Brevan Howard Fund	—	—	—	—	4,710	—	27,780	128,069
Drake Management LLC	Drake Global Opportunities Fund	—	(7,141)	—	(1,687)	—	(257)	3,530	4,916
Pharo Management UK LLP	Pharo Macro Fund Ltd	—	(1,000)	141	—	—	(75)	5,994	4,121
Total Discretionary Macro		—	(8,141)	141	(1,687)	4,710	(332)	37,304

TOTAL TRADING STRATEGY		—	(8,141)	141	(1,687)	4,710	(332)	37,304

Eton Park Capital Management LP	Eton Park Overseas Fund Ltd	188	(6,578)	2,596	(2,736)	—	(2,025)	—	1,545
Total Arbitrage Diversified		188	(6,578)	2,596	(2,736)	—	(2,025)	—

Blenheim Capital Management LLC	Blenheim Commodity Fund	—	(9,608)	—	(925)	—	—	—	—
Carrington Capital Management LLC	Carrington Inv Part. (Cayman)	—	—	—	—	—	(1,505)	14,113	14,000
Marshall Wace LLP	Marshall Wace Core Fund	—	(5,919)	319	(1,537)	—	—	—	—
Total Credit		—	(15,527)	319	(2,462)	—	(1,505)	14,113

Atticus Capital, LLC	Atticus European	3,167	(13,519)	3,519	—	—	(13,218)	1,698	7,868
The Children’s Investment Fund Management (UK) LLP	Childrens Investment Fund	25,420	(49,026)	12,140	(13,956)	—	—	—	—
Blue Mountain Capital Mangement LP	Blue Mountain Credit Alternative Fund	9,635	(12,135)	82	(447)	—	(2,254)	7,342	96,350
Total Event Driven		38,222	(74,680)	15,741	(14,403)	—	(15,472)	9,040

TOTAL ARBITRAGE STRATEGY		38,410	(96,785)	18,656	(19,601)	—	(19,002)	23,153

TOTAL INVESTMENTS		38,429	(212,542)	33,711	(45,794)	4,710	(20,427)	68,118

5. SHAREHOLDERS’ EQUITY

The authorised and issued share capital of the Company consists of 752,000 bearer shares of CHF0.20 par value each (2007: 796,000 of CHF 100.00 par value each). Each share ranks equally as to distributions of income and capital; no shares have preferential voting rights. All shares are fully paid up. No shares were issued in 2008 or in 2007.

The Company’s shares are listed on the SIX Swiss Exchange, and may eventually be listed on other stock exchanges.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2008

The foreign currency translation reserves (formerly: other reserves) at 31 December 2008 and 2007 consist of a net unrealised gain (loss) which arises on the translation of the foreign currency financial statements of the Company, which are denominated in Swiss francs.

During the year ended 31 December 2008 the Company purchased 266,968 of its own bearer shares at the average price of USD 236.17 per share, reflected in shareholders’ equity as a purchase of treasury shares (2007: 43,780 own bearer shares at USD 364.55 per share). During the year ended 31 December 2008 the Company cancelled 44,000 of its treasury shares (2007: 88,000 shares). At 31 December 2008, the Company held 267,000 uncancelled treasury shares (2007: 44,032).

Shareholders equity consists of the total share capital (net of treasury shares), other capital reserves, foreign currency translation reserves and the retained earnings. The manager invests the assets according to the Company’s investment guide lines and aims to achieve capital appreciation with diversification of risk.

6. INVESTMENT MANAGEMENT AND ADVISORY FEES TO RELATED PARTIES

Investment management and advisory fees comprise:

(in thousands of United States dollars)	2008	2007

Fixed portion	3,135	4,383
Performance based	—	2,435
	3,135	6,818

Other short term liabilities at 31 December 2008 included TUSD 718 of fixed fees (2007: TUSD 1,151) and TUSD nil of performance based fees (2007: TUSD 2,435), in respect of fees due for investment management and advisory services.

The relevant high watermark to determine the performance fee is calculated based on the net assets of CreInvest Cayman as follows (all amounts in TUSD):

	2008	2007
High watermark*	215,874	263,936
Net assets before performance fee and dividend at 31 Dec	184,894	288,289
Net trading gain/(loss)	(30,980)	24,353

Performance fee	0	(2,435)
Dividend	(115,000)	(880)
Net assets at 31 Dec	69,894	284,974

* High watermark is adjusted by redemptions from portfolio due to share-buy back programmes (2007) and nominal capital reduction (2008). December 2008: TUSD 69,100; December 2007: TUSD 16,501.

The performance fee is accrued weekly and paid annually in arrears.

7. SIGNIFICANT FEE AGREEMENTS WITH RELATED PARTIES

Fee arrangements under specific agreements with related parties entered into by the Company and CreInvest Cayman in relation to its investment activities and administration are:

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2008

(a)          Since 1 July 2006, GAM International Management Ltd., London, the Investment Advisor, and Baer Select Management Ltd., the Investment Manager, each receive a fee equivalent to 0.525% and 0.975% per annum, respectively, of the net assets of CreInvest Cayman, accrued weekly and paid quarterly in arrears and a performance fee equivalent to 3.5% and 6.5% respectively of net new trading gains (after recouping losses) of CreInvest Cayman accrued weekly and paid annually in arrears. Both agreements have been entered for an indefinite period of time. They may be terminated by either party by giving a 90 day written notice.

(b)         Since 1 June 2006, Julius Baer Trust Company (Cayman) Ltd., the Administrator, receives a fee at the rate of 0.12% per annum of the net asset value of CreInvest Cayman with a minimum annual fee of USD 60,000. The administrator fees for the year ended 31 December 2008 were USD 250,803 (2007: USD 350,625), of which USD 20,155 (2007: USD 29,434) was payable as at 31 December 2008 and included in other short term liabilities in the consolidated balance sheet. The agreement has been entered for an indefinite period of time. It may be terminated by either party by giving at least a 90 day written notice.

(c)          Brown Brothers Harriman & Co., New York, the Custodian, charges its standard fees for custody services. During the year ended 31 December 2008, custody fees of USD 50,823 were paid to Brown Brothers Harriman & Co., New York (2007: USD 99,545). The Custodian is also entitled to transaction and registration fees at normal commercial rates. The agreement had been entered into for a fixed three year period and is now renewable yearly with a 60 day written notice (as per 18 April each year).

In order to process certain smaller transactions, CreInvest Cayman maintains an additional custody account with Bank Julius Baer & Co. Ltd., Zurich. No additional fees apply for this account. The account has been opened for an indefinite period of time and may be closed by either party in writing.

(d)         GAM (Schweiz) AG, received CHF 6,000 per month for administrative and accounting services provided. The agreement was terminated as per 31 July 2008.

(e)          Since 1 August 2008 GAM Anlagefonds AG, receives CHF 10,000 per month for administrative and accounting services provided. The agreement has been entered for an indefinite period of time. It may be terminated by either party with a 90 day written notice.

(f)            Bank Julius Baer & Co. Ltd., Zurich received CHF 100,000 per annum for market making activities performed for the Company in the interests of shareholders. The agreement has been entered for an indefinite period of time. It may be terminated by either party by giving at least 30 days written notice. The unprecedented market turbulences and liquidity constraints, particularly in the area of hedge funds, led to a massive built up of the market maker book. In order to continue the market maker service and to cover the funding, equity and risk costs Bank Julius Baer & Co. Ltd. has requested to increase the market making fee exceptionally for 2009 to CHF 1 million. The board has evaluated and agreed that this fee is in the interest of all shareholders as it provides an effective protection during these turbulent times against a dramatic increase in the discount and a consequent drop in the share price (the discounts of similar investment companies in Switzerland increased to 30% to 40% in course of 2008).

8. CREDIT AGREEMENT WITH A RELATED PARTY

CreInvest Cayman entered into a credit facility agreement on 8 June 2005, amended on 11 September 2006, with Bank Julius Baer & Co. Ltd, a related party. Under this Agreement, CreInvest Cayman has access to a credit facility. The credit facility is

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2008

currently set at the lesser of USD 100 million or 40% of net assets and is secured by a pledge on assets held by Brown Brothers Harriman & Co., New York. The facility is repayable at any time. In addition, Bank Julius Baer & Co. Ltd., Zurich, will act as counterparty on all foreign exchange transactions. Bank Julius Baer & Co. Ltd., Zurich has first charge over the assets of the Company. The Company has pledged its assets for use as collateral if necessary for any of its operations performed by Bank Julius Baer & Co. Ltd., Zurich.

The interest rates for bank borrowings ranged from 3.61% to 3.77% during the year ended 31 December 2008 (2007: 6.06% to 6.51%). At 31 December 2008 CreInvest Cayman had USD nil million (2007: USD nil million) outstanding. Interest expense of USD 0.2 million (2007: USD 0.8 million) was paid to Bank Julius Baer & Co. Ltd., Zurich.

9. FINANCIAL INSTRUMENTS AND ASSOCIATED RISKS

CATEGORIES OF FINANCIAL INSTRUMENTS:

(in thousands of United States dollars)	31-Dec-08	31-Dec-07

Financial assets
Fair value through profit or loss (FVTPL)
Investments designated as at FVTPL	68,118	270,032

Cash at banks	54,152	5,994
Redemption receivable (amortised cost)	1,683	13,751

Financial liabilities
Short term bank loan (amortised cost)	0	0
Other short term liabilities (amortised cost)	1,160	3,994

STRATEGY IN USING FINANCIAL INSTRUMENTS:

The Company’s investment objectives and activities involve exposure to varying degrees and types of risk. The following is a summary of the nature of the principal risks associated with the instruments and markets in which the Company invests; it does not represent a comprehensive listing of all risks to which the Company’s operations are exposed.

CREDIT RISK:

Financial assets which potentially expose the Company to credit risk consist principally of cash at banks, redemption receivables and positive fair values of derivatives. The extent of the Company’s exposure to credit risk in respect of these financial assets approximates their carrying value as recorded in the Company’s consolidated balance sheet.

During the year 2008 the Company transacted derivatives in the total amount of USD nil (2007: USD nil).

The Company seeks to mitigate its exposure to credit risk by conducting its contractual transactions and placing its short-term funds with institutions which are reputable and well established. Currently all cash is held with Bank Julius Baer & Co. Ltd., Zurich, who has a credit rating defined by Moody’s of Aa3.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2008

Redemption receivables of USD 1.7 million (2007: USD 13.7 million) are due from underlying funds. These receivables are neither past due nor impaired and there are no indications that the underlying funds would be unable to redeem these amounts. The maximum exposure towards one counterparty within redemption receivables amounts to USD 1.1 million (2007: USD 6 million).

MARKET PRICE RISK:

The Company’s activities expose it to the effects of fluctuations in the financial and foreign exchange markets. Although the strategy of the Company is to diversify its investments by allocating no more than 20% of assets at cost to any one money manager, it is possible that at any given time significant concentrations of investments may be made in markets and/or individual investments, including other investment companies, which may be both volatile and illiquid. Certain of the investments which the Company makes are also subject to specific restrictions on transferability and disposal. Consequently, risks exist that the Company might not be able to readily dispose of its holding in such markets or investments when it chooses and also that the price attained on a disposal is below the amount at which such investments are included in the Company’s consolidated balance sheet. The Company’s investments are continuously monitored by the Investment Manager and Investment Advisor.

There are currently two investments (2008: USD 15.8 million; 2007: nil) which take longer than a year to redeem.

VAR ANALYSIS:

The Investment Adviser is mandated to minimise risk in the investment portfolio by following a stringent investment and risk management process. This process breaks down in five distinct steps:

1)             Establish portfolio objectives, set strategic allocation weights and define tactical allocation ranges.

2)             Identify investment talent through extensive qualitative and quantitative research.

3)             Undertake detailed investment and operational due diligence on all underlying managers and set manager specific forward looking performance and risk parameters including VaR.

4)             Size and combine skilfully the allocation to each manager in a state-of-the art portfolio construction process based on the forward looking return and risk metrics set at each manager and the portfolio level overall. This process is repeated quarterly and the allocation fundamentally reviewed.

5)             Monitor and measure actual results against the expectations as set in the forward looking performance and risk parameters. The weekly monitoring is supported by monthly risk reports with contribution, attribution and VaR analysis. Finally the aggregated investment and risk exposures on the portfolio level are managed on the basis of proprietary risk factor analysis as well as an equity hedge tool. In case of violations of the individually set performance and risk parameters further information will be required from the affected managers to explain the differences. At the same time the monitoring of such holdings/managers will be tightened. If deemed necessary the holdings will be redeemed in part or entirely redeemed.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2008

OBJECTIVES AND LIMITATIONS TO THE VAR METHODOLOGY:

The VaR risk measure estimates the potential loss in pre-taxation profit over a given holding period for a specified confidence level. The VaR methodology is a statistically defined, probability-based approach that takes into account market volatilities as well as risk diversification by recognising offsetting positions and correlations between products and markets. Risks can be measured consistently across all markets and products, and risk measures can be aggregated to arrive at a single risk number.

creInvest uses VaR as one source of information to monitor the investment risks of its portfolio on an ongoing basis.

VaR is calculated on the total assets held by CreInvest Cayman (investment portfolio) and makes currently up of 56.37% of the total consolidated assets. The remaining assets held at the parent company are either cash (43.60% of total consolidated assets) or fixed assets (0.03 % of total consolidated assets).

The use of VaR has limitations because it is based on historical correlations and volatilities in market prices and assumes that future price movements will follow a statistical distribution. Due to the fact that VaR relies significantly on historical data to provide information and may not clearly predict the future changes and modifications of the risk factors, the probability of large market moves may be

Summary

Market Value	$69,894,715
Market VaR (95%)	$578,339
VaR (95%)	0.82%
VaR (99%)	1.16%
Volatility	3.29%
Non-Diversified VaR	1.51%
Zero-Correlation VaR	0.77%
Degree of Diversification	93.81%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2008

under-estimated if changes in risk factors fail to align with the normal distribution assumption. VaR may also be under- or over-estimated due to the assumptions placed on risk factors and the relationship between such factors for specific instruments.

VAR DEFINITIONS:

1.     VaR 95% (99%) is the maximum expected loss at a 95% (99%) confidence level over 5 days.

2.     Non-Diversified VaR is the VaR of the portfolio, should the underlying instruments be perfectly correlated.

3.     Zero Correlation VaR is calculated using the assumption that there is no correlation between all market factors.

4.     Degree of Diversification shows where the portfolio lies between Zero Correlation VaR and Non-Diversified VaR. The higher the number the greater the diversification of the portfolio.

5.     VaR by strategy shows the maximum expected loss in a specific strategy (on level 1 and 2).

6.     Contribution to VaR shows the composition of the maximum expected loss at 95% confidence level over 5 days by strategy (on level 1 and 2).

7.     VaR pie chart classifies the individual hedge fund holdings in different VaR bands.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2008

8.  All statistics are calculated using 3 years of historical weekly data with a decay factor of 0.995 unless otherwise stated. The decay factor takes the most recent price history into consideration with bigger weights (exponentially).

INTEREST RATE RISK:

Due to the short-term and pre-fixed nature of the Company’s bank loans (fixed-term loans) the interest rate risk in 2007 and 2008 was not material to the company’s results.

FOREIGN CURRENCY RISK:

Certain of the Company’s assets, liabilities, revenues and expenses are denominated in currencies other than the US dollar, primarily the Swiss franc. The Company is exposed to risks that the exchange rate of the US dollar relative to other currencies may change in a manner which has an adverse effect on the Company’s reported net income and net assets. However, such balances and transactions are not significant to the consolidated financial statements.

No specific management of foreign rate risk is required as the Company’s exposure to foreign currency is immaterial to the Company size and its financial assets.

LIQUIDITY RISK:

The liquidity risk is limited on the investment side due to the fact that the Company may hold liquid assets in the form of bank deposits with a term up to 12 months. The liquidity may be denominated in any freely convertible currency. The liquidity should typically not exceed 50% of the NAV. However, the liquidity may exceed 50% of the NAV during difficult market conditions or during rebalancing activities. On the liability side the liquidity risk is limited due to the fact that the Company may, on a consolidated basis, make use of leverage up to 40% of its net assets. However, this must not exceed USD 100 million. Any leverage is secured by the Company’s assets. Deposits as well as loans are always rolled on a weekly basis. The interest rate risk is therefore limited to the weekly roll-over (as the interest might increase or decrease). As deposits can any time be invested in hedge funds again the risk of falling interest rates can be mitigated and re-investment is therefore under the full control of the Investment Manager/Adviser. The same applies to the liability side. Leverage is only sought at times when the investment return is likely to be higher than the refinancing costs. The Investment Manager/Adviser actively drives this decision. As the leverage is limited to 40% or USD 100 million a negative trend in investment performance or refinancing costs

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2008

can be mitigated through a quicker reduction in the leverage through partial liquidation of the investment portfolio. At times loans were required to refinance share buy-back programmes which were paid back as quickly as operationally feasible.

The table below analyses the Company’s financial liabilities and net settled derivative financial liabilities into relevant maturity groupings based on the remaining period at the balance sheet date to the contractual maturity date. The amounts in the table are the contractual undiscounted cash flows.

As stated in note 8 creInvest Cayman has access to a credit facility which is currently set at USD 100 million and is secured by a pledge on assets held by Brown Brothers Harriman & Co., New York. As per 31 December 2008 and 2007 the Company did not make any use of this credit facility.

			>1 month
At 31 December	< 1 month		<6 months
in US dollars thousand	2008	2007	2008	2007

Financial liabilities at fair value through profit or loss
Short term bank loan	0	0	0	0
Other short term liabilities	373	92	787	3,883

Total financial liabilities	373	92	787	3,883

FAIR VALUE ESTIMATION:

At 31 December 2008 and 2007, the carrying amounts of all assets and liabilities on the consolidated balance sheet approximated their fair values based on market prices or the latest available Net Asset Value (NAV) of the underlying funds as determined by the Directors in consultation with the Investment Manager and the Investment Advisor. In this respect, investments in other investment companies which are not publicly traded are normally valued at the underlying net asset value as advised by the managers or administrators of these investment companies, unless the Directors are aware of good reason why such a valuation would not be the most appropriate indicator of fair value.

CAPITAL MANAGEMENT:

The Company defines in accordance to IFRS the disclosed shareholders’ equity as the managing capital. The aim of the Board of Directors is to maximise the shareholders’ value. There are no external requirements in place as to how the capital needs to be managed.

10. EARNINGS PER SHARE

Earnings per share are calculated by dividing the net income for the year of TUSD -32,299 (2007: TUSD 21,078) by the weighted average number of shares outstanding during the year, less the Company’s own shares held. New shares are included for the portion of the year during which they were in issue, giving a weighted average during 2008 of 733,308 shares in issue (2007: 793,251 shares). There were no potentially dilutive shares or equivalents outstanding at 31 December 2008 or 2007.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2008

11. SIGNIFICANT SHAREHOLDERS

The shareholders listed below disclosed new holdings since 1 January 2008. For the sake of complete information, we also list the shareholders that own in excess of 3% of the share capital and have previously disclosed their holdings.

		Date of publication
		(Swiss Official
Shareholder	Address/details	Gazette of Commerce)	Holding

Julius Baer Group	Bank Julius Baer & Co Ltd.	16 January 2009	20.04%
	Zurich, Switzerland	29 December 2008	19.54%
		23 December 2008	21.52%
		28 October 2008	50.13%
		7 August 2008	33.59%
		11 February 2008	25.10%

Pensionskasse SBB	Berne, Switzerland	13 October 2003	5.43%

CreInvest AG	Zug, Switzerland	23 December 2008	33.51%
		11 August 2008	<3%

12. MANAGEMENT STOCK OPTION PLAN

No options are outstanding nor were allotted in 2008 and 2007.

13. BOARD AND KEY MANAGEMENT COMPENSATION

The disclosure of the following remuneration to the members of the Board of Directors and the CEO is made according to the accrual principle for the reporting period.

For further information on ‘compensation for related parties’ and ‘share ownership’ refer to notes 5 and 6 of the unconsolidated financial statements on pages 68 and 69.

Board and key management compensation:

(in thousands of United States dollars)	2008	2007

Short-term employee benefits	161	145
Post-employment benefits	0	0

Total	161	145

14. COMMITMENTS, CONTINGENCIES AND OTHER OFF-BALANCE SHEET TRANSACTIONS

The Company and CreInvest Cayman had no commitments or other off-balance sheet transactions open at 31 December 2008 and 2007.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2008

The following derivatives transactions were carried out in 2008:

The Company engaged in no derivatives transaction throughout year 2008.

The following derivatives transactions were carried out in 2007:

The Company engaged in no derivatives transaction throughout year 2007.

The Company enters into foreign exchange contracts with reputable and well established banks (with a minimum rating of Aa3).

The operations of the Company and CreInvest Cayman are affected by legislative, fiscal and regulatory developments for which provisions are made where deemed necessary. The Management concludes that as of 31 December 2008 no proceedings exist which could have any material effect on the financial position of the Company and CreInvest Cayman.

15. APPROVAL OF THE FINANCIAL STATEMENTS AND SUBSEQUENT EVENTS

There were no events subsequent to 31 December 2008 through to the date of approval which would affect the 2008 consolidated financial statements.

On 22 December 2008 the shareholders approved the Board of Directors’ request to increase the share capital by CHF 1,466,400 from CHF 150,400 to CHF 1,616,800 through increase of the nominal value of each share by CHF 1.95 from previously CHF 0.20 to CHF 2.15 and through conversion of freely disposable equity within the meaning of art. 652d CO. The respective increase in nominal capital was recorded by the Commercial Registry of Zug on 5 January 2009. Since 6 January 2009 the creInvest shares are traded with a nominal value of CHF 2.15 on the SIX Swiss Exchange.

On 18 February 2009 the shareholders approved the cancellation of 267,000 shares and thereby reducing its share capital by CHF 574,050 from CHF 1,616,800 to CHF 1,042,750. The effective capital reduction is expected to take place in May 2009.

The consolidated financial statements were approved for issue to the shareholders’ meeting by the Board of Directors on 18 March 2009. The final approval and authorisation of the consolidated financial statements for issue to the public is subject to shareholders’ resolution at the Annual General Meeting.

REPORT OF THE STATUTORY AUDITORS

PricewaterhouseCoopers AG
Grafenauweg 8
Postfach 4763
6304 Zug
Telephone +41 58 792 68 00
Fax +41 58 792 68 10

Report of the statutory auditors

to the general meeting of

creInvest AG

Zug

Report of the statutory auditors on the consolidated financial statements

As statutory auditors, we have audited the consolidated financial statements of creInvest AG, which comprise the balance sheet, statement of income, statement of changes in shareholders’ equity, statement of cash flows and notes (pages 42 to 61), for the year ended December 31, 2008.

Board of Directors’ Responsibility

The Board of Directors is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with the International Financial Reporting Standards (IFRS), the Additional Rules for the Listing of Investment Companies of the SIX Swiss Exchange and the requirements of Swiss law. This responsibility includes designing, implementing and maintaining an internal control system relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. The Board of Directors is further responsible for selecting and applying appropriate accounting policies and making accounting estimates that are reasonable in the circumstances.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with Swiss law and Swiss Auditing Standards as well as the International Standards on Auditing. Those standards require that we plan and perform the audit to obtain reasonable assurance whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers the internal control system relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control system. An audit also includes evaluating the appropriateness of the accounting policies used and the reasonableness of accounting estimates made, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

In accordance with Article 20 of the Additional Rules for the Listing of Investment Companies of SIX Swiss Exchange we draw attention to Note 3 of the consolidated financial statements. As indicated in Note 3, the financial statements include

REPORT OF THE STATUTORY AUDITORS

unquoted investments stated at their fair value of USD 68.1 million. Because of the inherent uncertainty associated with the valuation of such investments and the absence of a liquid market, these fair values may differ from their realisable values, and the difference could be material. The fair values of these investments have been determined by the Board of Directors and have been disclosed in Note 3. We have reviewed the procedures applied by the Board of Directors in valuing such investments and have viewed the underlying documentation. While in the circumstances the procedures appear to be reasonable and the documentation appropriate, the determination of fair values involves subjective judgment which cannot be independently verified.

Opinion

In our opinion, the consolidated financial statements for the year ended December 31, 2008 give a true and fair view of the financial position, the results of operations and the cash flows in accordance with the International Financial Reporting Standards (IFRS) and comply with the accounting provisions as contained in the Additional Rules for the Listing of Investment Companies of the SIX Swiss Exchange as well as Swiss law.

Report on other legal requirements

We confirm that we meet the legal requirements on licensing according to the Auditor Oversight Act (AOA) and independence (article 728 CO and article 11 AOA) and that there are no circumstances incompatible with our independence.

In accordance with article 728a paragraph 1 item 3 CO and Swiss Auditing Standard 890, we confirm that an internal control system exists which has been designed for the preparation of consolidated financial statements according to the instructions of the Board of Directors.

We recommend that the consolidated financial statements submitted to you be approved.

PricewaterhouseCoopers AG

Markus Schmid	Guido Andermatt
Audit expert	Audit expert
Auditor in charge

Zug, March 18, 2009

UNCONSOLIDATED
FINANCIAL STATEMENTS

creINVEST AG UNCONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2008

Unconsolidated balance sheet at 31 December

(in Swiss francs)

	Notes	2008	2007

Assets
Current assets
Cash at banks		56,694,318	999,692
Own shares	1.2	3,755,295	17,821,561
Own shares for cancellation	1.2	63,313,796	—
Other receivables - third parties		10,482	4,975
Other receivables - group		—	349,277
Accrued income		2,000	370
		123,775,891	19,175,875
Non-current assets
Tangible fixed assets		34,065	42,586
Investments	1.1	23,550,782	99,316,572
		23,584,847	99,359,158
Total assets		147,360,738	118,535,033

Liabilities and shareholders’ equity
Current liabilities
Other short term liabilities		396,707	347,489
Tax accrual		4,533	21,264
		401,240	368,753
Shareholders’ equity
Share capital, net of treasury shares	1.2, 2	150,400	79,600,000
Legal reserves:
Legal reserves		323,360	19,600,000
Other reserves	2	20,674,833	422,480
Reserves for own shares	1.2	3,758,671	18,142,943
Retained earnings	7	400,857	604,775
Earnings for the period	7	121,651,378	(203,918)
		146,959,498	118,166,280
Total liabilities and shareholders’ equity		147,360,738	118,535,033

The accompanying notes on pages 67 to 69 are an integral part of these unconsolidated financial statements.

Unconsolidated statement of income for the period ended

31 December (in Swiss francs)

	Notes	2008	2007

Operating income
Dividend income		124,752,000	1,052,280
Interest income		29,686	23,819
Exchange differences		(473,443)	38,214
Other income		17,000	—
		124,325,243	1,114,313
Operating expenses
Board of Directors’ fee including social security	5	44,311	44,300
Staff costs		207,307	219,218
Depreciation of own shares		1,617,734	321,382
Other expenses		817,635	711,331
		2,686,987	1,296,231

Income before taxes		121,638,256	(181,918)
Taxes		13,122	(22,000)
Net income for the period		121,651,378	(203,918)

The accompanying notes on pages 67 to 69 are an integral part of these unconsolidated financial statements.

NOTES TO THE UNCONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2008

1. Notes in accordance with Article 663b of the Swiss Code of Obligations

1.1 Investment

		2008	2007

creInvest (Cayman) Ltd., Cayman, investment company, valued at cost	Interest in capital	100%	100%
	Capital in Swiss francs	23,550,782	99,316,572
	Capital in US dollars*	14,059,328	83,159,328

*rates of exchange are corresponding to the transaction rates

1.2 Own shares held by creInvest AG, Zug

	2008	2007
	number of shares	number of shares
Balance at 1 January	44,032	88,252
Cancellation	(44,000)	(88,000)
Purchases	266,968	43,780
Balance at 31 December	267,000	44,032

In the Extraordinary Shareholder meeting of 18 February 2009 it was decided to cancel 267,000 shares. This will reduce the shares in issue to 485,000 and the nominal capital to CHF 1,042,750.

2. Share Capital Increase/Decrease (Subsequent Events in 2009)

The member of the extraordinary shareholders meeting dated 22 December 2008 in Zug decided on the share capital increase as follows (note 2.3 ‘changes in capital’ pages 31 and 32)

Share capital at 31 December 2008	150,400
Increase	1,466,400
Share Capital after capital increase	1,616,800

Nominal value at 31 December 2008	0.20
Nominal value after capital increase	2.15

Share Capital at 5 January 2009	1,616,800
Decrease	574,050
Share Capital after capital decrease	1,042,750

Nominal value at 5 January 2009	2.15
Nominal value after capital decrease	2.15

3. Assessment of Risk

Financial risk assessment and management of creInvest AG is an integral part of the creInvest Group-wide enterprise risk management. The principles of the risk management policy are defined by the Board of Directors. The executive board is responsible for the details and implementation. Risks are identified, assessed, managed and monitored on a regular basis and based on a structured process. As many core services are outsourced to other reputable firms, which are regulated and subject to the same stringent regulations, the focus of monitoring the service partners primarily lies on ensuring that the contractual obligations are met and the service quality remains on an impeccable level. The major financial risks identified for the Group are market risk/risk of concentration, valuation and counterparty risks. The major operational risk is the out-sourcing of core services. These risks are reassessed by the Board of Directors on a yearly basis.

NOTES TO THE UNCONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2008

4. Significant shareholders

The shareholders listed below disclosed new holdings since 1 January 2008. For the sake of complete information, we also list the shareholders that own in excess of 3% of the share capital and have previously disclosed their holdings.

Shareholder	Address/details	Date of publication (Swiss Official Gazette of Commerce)	Holding

Julius Baer Group	Shares held by Bank Julius Baer & Co. Ltd.	16 January 2009	20.04%
	Zurich, Switzerland	29 December 2008	19.54%
		23 December 2008	21.52%
		28 October 2008	50.13%
		7 August 2008	33.59%
		11 February 2008	25.10%

Pensionskasse SBB	Berne, Switzerland	13 October 2003	5.43%

creInvest AG	Zug, Switzerland	23 December 2008	33.51%
		11 August 2008	<3%

5. Compensation for related parties

(in Swiss francs)

The members of the Board of Directors not associated with the GAM or JB group receive a fixed compensation which is determined once by the full Board of Directors. In accordance to the Organisational and Management Regulations of the Company, the Chairperson defines the compensation for the Management that consists of a fixed salary. Neither for the members of the Board of Directors nor the Management are participation programmes or any other form of variable compensation in place.

Board of Directors	Compensation fixed	Social Security	Compensation total
Andrew Hanges (President)	0	0	0
Frank Schneider (Vice-President)	0	0	0
Roman Aschwanden (Delegate and CEO)	0	0	0
Gérard Bagnoud (Member)	21,520	0	21,520
Peter Fletcher (Member)	20,000	2,791	22,791
Total 2008 Compensation to Board of Directors	41,520	2,791	44,311
Compensation including VAT 7.6%

Management	Compensation variable	Social Security	Compensation total
Roman Aschwanden	120,000	9,332	129,332
Total 2008 Compensation to Management	120,000	9,332	129,332

NOTES TO THE UNCONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2008

Board of Directors	Compensation fixed	Social Security	Compensation total
Andrew Hanges (President)	0	0	0
Frank Schneider (Vice-President)	0	0	0
Roman Aschwanden (Delegate and CEO)	0	0	0
Gérard Bagnoud (Member)	21,520	0	21,520
Peter Fletcher (Member)	20,000	2,780	22,780
Total 2007 Compensation to Board of Directors	41,520	2,780	44,300
Compensation including VAT 7.6%

Management	Compensation variable	Social Security	Compensation total
Roman Aschwanden	120,000	9,290	129,290
Total 2007 Compensation to Management	120,000	9,290	129,290

6. Share ownership

At the time of disclosure deadline, the following shareholdings in bearer shares of the Company applied:

		Shares
Board of Directors		2008	2007
Andrew Hanges	President	1	1
Frank Schneider	Vice-President	1	1
Roman Aschwanden	Delegate and CEO	1	1
Gérard Bagnoud	Member	301	301
Peter Fletcher	Member	1	1

7. Movements on retained earnings

(in Swiss Francs)

	2008	2007

Retained earnings at the beginning of the period	400,857	604,775
Net income for the period	121,651,378	-203,918

Retained earnings at the disposal of the Annual Shareholders’ Meeting	122,052,235	400,857

Proposal of the Board of Directors for appropriation of retained earnings in Swiss francs

		Resolution of
		the Annual
	Proposal of the	Shareholders’
	Board of Directors	Meeting 2007
Retained earnings
To be transferred to other reserves	122,000,000	0
To be carried forward	52,235	400,857
	122,052,235	400,857

REPORT OF THE STATUTORY AUDITORS

PricewaterhouseCoopers AG
Grafenauweg 8
Postfach 4763
6304 Zug
Telephone +41 58 792 68 00
Fax +41 58 792 68 10

Report of the statutory auditors

to the general meeting of

creInvest AG

Zug

Report of the statutory auditors on the financial statements

As statutory auditors, we have audited the financial statements of creInvest AG, which comprise the balance sheet, statement of income and notes (pages 66 to 69), for the year ended December 31, 2008.

Board of Directors’ Responsibility

The Board of Directors is responsible for the preparation of the financial statements in accordance with the requirements of Swiss law and the company’s articles of incorporation. This responsibility includes designing, implementing and maintaining an internal control system relevant to the preparation of financial statements that are free from material misstatement, whether due to fraud or error. The Board of Directors is further responsible for selecting and applying appropriate accounting policies and making accounting estimates that are reasonable in the circumstances.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with Swiss law and Swiss Auditing Standards. Those standards require that we plan and perform the audit to obtain reasonable assurance whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers the internal control system relevant to the entity’s preparation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control system. An audit also includes evaluating the appropriateness of the accounting policies used and the reasonableness of accounting estimates made, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements for the year ended December 31, 2008 comply with Swiss law and the company’s articles of incorporation.

REPORT OF THE STATUTORY AUDITORS

Report on other legal requirements

We confirm that we meet the legal requirements on licensing according to the Auditor Oversight Act (AOA) and independence (article 728 CO and article 11 AOA) and that there are no circumstances incompatible with our independence.

In accordance with article 728a paragraph 1 item 3 CO and Swiss Auditing Standard 890, we confirm that an internal control system exists which has been designed for the preparation of financial statements according to the instructions of the Board of Directors.

We further confirm that the proposed appropriation of available earnings complies with Swiss law and the company’s articles of incorporation.We recommend that the financial statements submitted to you be approved.

PricewaterhouseCoopers AG

Markus Schmid	Guido Andermatt
Audit expert	Audit expert
Auditor in charge

Zug, March 18, 2009

GLOSSARY

HEDGE FUND STRATEGY DEFINITIONS

The hedge fund universe comprises a wide range of different types of investment strategy and sub-strategy. There is no universally accepted classification of hedge fund strategies; index providers have their own systems as do hedge fund management companies and investors. On the following pages the strategy classification used by the Investment Advisor is outlined and definitions of each strategy and sub-strategy are provided.

Broadly, the Investment Advisor splits it into three top level strategies; arbitrage, equity hedge and trading. These are then divided into a number of sub-strategies. It should be noted that the Investment Advisor classifies equity hedge funds firstly by the fund’s regional focus and then within each regional category, into the sub-strategies shown below; equity long/short, market neutral, short bias and sector funds.

INVESTMENT ADVISOR’S CLASSIFICATION SCHEME HEDGE FUND STRATEGIES

ARBITRAGE

Arbitrage funds, with their generally low correlation to bond and equity markets, aim to provide investors with a combination of performance and low volatility. Arbitrage encompasses a wide range of different hedge fund strategies and sub-strategies.

CONVERTIBLE AND VOLATILITY ARBITRAGE

The convertible and volatility arbitrage sector includes three types of strategies: convertible arbitrage, volatility arbitrage and those that are predominantly a combination of the two but may also include complementary strategies such as index arbitrage.

HEDGE FUND STRATEGY DEFINITIONS

CONVERTIBLE ARBITRAGE

Convertible arbitrage funds purchase a portfolio of convertible bonds and hedge a portion of the equity risk by selling short equities of the bond issuers. In some circumstances, managers may also seek to hedge credit risk and/or interest rate exposure. The strategy includes two main types of fund: those focused extensively on credit and sub-investment grade bonds, and those that focus more on volatility and hedge their credit exposure. The sector may also include convertible arbitrage funds that are more directional, i.e. they do not completely delta hedge each position, thereby taking a view on the underlying equities.

VOLATILITY ARBITRAGE

Many derivatives, particularly options, are sensitive to the levels of volatility in the market prices of securities. Volatility arbitrage strategies aim to directly exploit mis-pricings in volatility between options or between the relative volatility of options versus their underlying securities. Many of these strategies aim to be long volatility in order to make money when volatility increases but this must be carefully balanced against the cost of the option and the potential to lose money if volatility decreases. Managers typically employ sophisticated modelling and simulation tools to quantify, optimise and/or hedge their exposures. Funds in the sector may focus on single stock options, index options/futures and/or equity dispersion trading. Some funds may also focus on non-equity volatility or a combination of all of these.

CREDIT ARBITRAGE

Credit Arbitrage looks at credit securities, but compared to credit long/short, derivatives and relative mis-pricings play a larger role in idea generation and trade construction. They may have exposure to other factors such as correlation of default or credit spread volatility, so are not necessarily neutral to all market factors.

CREDIT LONG/SHORT

CREDIT LONG/SHORT

Credit long/short funds aim to achieve returns by identifying fundamental opportunities expressed through long or short positions in credit instruments. Returns, which can be correlated with movements in credit spread, are generated through both carry (income) and capital appreciation/depreciation.

EMERGING MARKETS CREDIT

Emerging market credit funds focus on investing in credit risks in emerging markets. Political risk is often a major factor in determining the performance of these strategies. Funds may invest in sovereign-focused risk, dollar denominated or Brady bonds or include local sovereign debt, emerging markets corporate credit or distressed debt and finance.

HEDGE FUND STRATEGY DEFINITIONS

ASSET BACKED SECURITIES/LEVERAGED FINANCE

MORTGAGE AND ASSET-BACKED CREDIT

Mortgaged and asset-backed securities are secured by either high value collateral, usually hard assets like real estate, or high confidence cash flows, such as those arising from senior secured liabilities like bank loans. Hedge funds investing in these areas generally find opportunities either from analysis of the underlying credit characteristics of the assets or from the complexity of the structures which govern the coupon payments. Collateral types can include residential and commercial mortgages, pools of receivables or bank loans.

SPECIALISED LOANS

Specialised loans tend to be made directly to companies by hedge funds, without an arranging or securitising agent. The loans are often originated by the funds themselves, frequently through direct relationships with management of the borrowing entities. Examples of specialised loans include mezzanine loans, specialist bank loans, loans to micro-cap companies or trade finance where the credit risk is that of the corporate counterparty.

DISTRESSED

Funds employing this strategy invest primarily in the debt of companies in financial distress or bankruptcy. Such securities typically trade at substantial discounts to par given that existing investors often sell the debt of companies that start to experience financial distress or file for bankruptcy. Many institutional investors are not allowed to hold corporate debt rated lower than BBB. As companies start to experience difficulties, investors are obliged to sell although the company may still have fundamental worth. Other investors may not wish to be invested in debt of companies undergoing the procedural complexities of the bankruptcy or reorganisation process. This presents distressed managers with opportunities to profit by buying debt below what they estimate to be the ultimate recovery value during or upon finalisation of the reorganisation process. They exploit the restricted ability of other investors to take risk.

EVENT DRIVEN

Event driven strategies focus on capturing price movements or anomalies generated by corporate events. Many funds are equity-oriented but more diversified funds may invest in credit as well as equities.

‘HARD CATALYST’ EVENT DRIVEN

These funds invest primarily in announced event arbitrage or ‘risk arbitrage’. This strategy seeks to capture the spread between the current stock price of a company that is the target of a merger or acquisition and that company’s stock price when the deal closes. The fund tends to be long the stock of the target company and short the stock of the acquirer in order to seek to profit from the convergence of the share price of the two stocks to an expected price post-bid. Risk arbitrageurs seek to profit from their understanding of both corporate entities and the market, including the regulatory environment, in order to predict an accurate post-bid price.

HEDGE FUND STRATEGY DEFINITIONS

‘SOFT CATALYST’ EVENT DRIVEN

‘Soft catalyst’ event driven funds tend to focus mainly on ‘value’ equity positions where there is a perceived catalyst for change. The managers look at a wider range of events than ‘hard catalyst’ event driven managers, including potential takeover candidates and corporate restructurings.

RELATIVE VALUE

Relative value arbitrage encompasses many investment strategies, which share a common investment approach. Relative value managers seek to profit from the mis-pricing between related financial instruments. They use quantitative and qualitative analysis to identify securities or spreads between securities that deviate from their perceived fair value and/or historical norms. Strategies in this sector include mortgage relative value and municipal bond arbitrage.

MORTGAGE RELATIVE VALUE

Mortgage relative value funds focus on liquid mortgage securities. Hedge funds investing in these securities typically model the impact of changes in interest rates and other factors on the repayment or prepayment characteristics of an underlying pool of assets, and attempt to identify securities that are mis-priced relative to other mortgages in the market. They may hedge out exposure to interest rate fluctuations using Treasuries, swaps or other fixed income derivatives. These funds do not generally take any credit risk.

MUNICIPAL BOND ARBITRAGE

These funds focus on the municipal bond market in the US. Municipal bonds are issued by US states, municipalities or counties, in order to finance capital expenditures. Municipal bonds are exempt from federal taxes and from most state and local taxes. Municipal bond arbitrage funds seek to profit from tax rate arbitrage and non-economic selling, often by retail investors who make up the majority of the investors in the asset class.

ARBITRAGE DIVERSIFIED

The arbitrage diversified sector comprises funds that employ a combination of arbitrage strategies within a single portfolio. These funds often pursue more than one strategy and trade a range of asset classes. An example might be a fund that invests in corporate credit as well as government/mortgage fixed income relative value trading.

HEDGE FUND STRATEGY DEFINITIONS

EQUITY HEDGE

Equity hedge strategies focus on investing in shares of companies and generally seek to profit from under- or over-valued situations. Equity hedge managers tilt their portfolios to suit market conditions and exploit opportunities through control of market exposure and the use of equity and index derivatives and short selling.

EQUITY LONG/SHORT

Many equity hedge fund managers seek to achieve returns by building long positions in equities which they believe are undervalued and selling short stocks that they believe are overvalued, in anticipation of buying them back at a lower price. Conservative funds mitigate market risk by maintaining market exposure from zero to 100%. Aggressive funds may magnify market risk by exceeding 100% exposure, and in some instances maintain a short exposure.

MARKET NEUTRAL

These strategies aim to capture the gains from specific stock picks in isolation of the market context. Portfolios are built to be ‘Dollar Neutral’ in that they involve a zero net investment in a particular stock market or ‘Market Neutral’ in that they are insensitive to rises or falls in the stock market as a whole. Typically the fund manager will look for pairs of stocks where essentially similar companies have divergent prospects, or where their prices are out of line with the normal relationship. The manager will also usually consider momentum in price movements.

SECTOR

Sector equity hedge funds focus on a single, or multiple market sectors and can employ a combination of the other equity hedge strategies above.

SHORT BIAS

Short bias managers seek to identify opportunities to benefit from share price depreciation rather than appreciation. They may take both long and short equity positions but their funds are normally positioned ‘net short’. They can also use futures or options to hedge and may have a regional or sector-specific focus.

HEDGE FUND STRATEGY DEFINITIONS

TRADING

Trading funds can invest in currencies, fixed income instruments, equities and commodities. These funds can be long or short in any or all of their holdings and can use futures and options. The flexibility to combine elements and vary market exposure means that trading funds may have low or zero correlation to equity and bond markets. Positions taken in a trading fund may include currencies; for example long USD/short EUR, bonds; for example short Japanese government bonds, long corporate bonds/short Treasuries, or commodities; for example long oil.

DISCRETIONARY MACRO

Discretionary macro strategies seek to profit from predicting the impact of changes in global economies, typically brought about by shifts in various government policies which impact interest rates, in turn affecting stock indices, fixed income, currency and commodity markets. These funds generally participate in equity indices, fixed income, currency and commodity markets. Economic conditions are analysed before positions are implemented. Timing is crucial: not only are these funds seeking to exploit opportunities ahead of other investors but also before economic conditions change.

SYSTEMATIC MACRO

These strategies seek to take advantage of situations in which historical relationships between prices appear to have broken down. Funds trade individual securities that may be mis-priced in relation to an underlying security, groups of securities or an entire market. The manager may use fundamental, mathematical or technical analysis to identify mis-pricings and proprietary rule-based systems to generate positions.

SYSTEMATIC TREND

These strategies attempt to identify trends in foreign exchange, fixed income and commodities markets as well as equity indices and exploit them through investing in derivatives. Systematic trend managers use proprietary computer models to chart the evolution of market prices across a wide variety of instruments and flag those that display a discernible trend. An appropriate position is then implemented to exploit the rising or falling trend. Systems tend to look for signs of breaks in trends as well, in which case the manager will reduce or close the position. Manual override of the models is uncommon.

SYSTEMATIC NON-TREND

Non-trend strategies assume that markets often over- (or under-) react to price pressures. Non-trend managers attempt to benefit from markets’ reversion to the mean and tend to participate in diversified and liquid futures and options markets and to trade in greater volumes than trend following hedge fund managers.

Systematic non-trend funds also use quantitative models to detect mis-pricings. The key difference between systematic trend and non-trend strategies is that systematic non-trend strategies believe in mean reversion; they assume that trends subside and seek to profit by trading in anticipation of reversion. This period may be as short as a few hours in some cases. Hence, systematic non-trend managers are more likely to be short-term traders than systematic trend investors. By implementing a

HEDGE FUND STRATEGY DEFINITIONS

number of trades like this across a wide variety of markets, all moving in different directions, the manager seeks to reduce risk, and to have multiple sources of return at any one time. This strategy relies on low-cost execution because while the futures are inexpensive, the price movements being exploited are small.

TERMS

ADMINISTRATOR

The administrator provides the company with services such as keeping the account books and records, processing related correspondence and calculating the Net Asset Value (NAV).

ALPHA

A measure of a fund manager’s ability to generate returns unrelated to market movements. Positive alpha indicates that the manager has generated returns in excess of those expected, given its beta. Negative alpha indicates that the manager has not achieved performance in excess of that expected, given its beta.

ANNUALISED STANDARD DEVIATION

The annualised standard deviation is the standard deviation multiplied by the square root of the number of measurement periods in one year.

ASSET ALLOCATION

Apportioning of the investment fund among categories of assets.

BENCHMARK

A benchmark serves as a guideline for the investment policy of a fund. The performance of the active manager is measured against that benchmark. The benchmark is also referred to as the “normal” or “neutral” portfolio.

BETA

A measure of the volatility of the performance of an investment relative to the performance of the underlying market. An investment with a beta of 1 indicates that its performance will move up or down in line with the performance of the market. An investment with a beta of more than 1 means that its performance rises and falls more than that of the market; beta of less than 1 means that its performance rises and falls less than that of the market.

BROKER

A person or firm that acts as an intermediary between buyer and seller, enabling them to enter into a contract to which the broker acts as agent. Normally, the broker is a member of a professional or regulated body, charging a commission or fee for its services.

CALMAR RATIO

The average annual return for the latest 36 months divided by the maximum drawdown during each of the latest 36 months.

CAPM (CAPITAL ASSET PRICING MODEL)

A method of calculating the return expected from an investment, given its risk. The model argues that the expected return of a security or a portfolio is equal to the risk-free rate plus a risk premium, which represents the compensation that investors receive for holding an investment that involves risk.

TERMS

CASH

Immediately accessible or realisable assets that do not fluctuate in value.

CLOSED-END FUND

A closed-end fund is an investment trust that pools assets of investors and issues a fixed number of shares. It is listed on a stock exchange or offered by an investment institution.

COEFFICIENT OF DETERMINATION

R2 measures the percentage of the total volatility of an investment which is explained by the total volatility of the benchmark.

CONTRIBUTION ANALYSIS

Measures the contribution of constituents of a portfolio to the overall return of the portfolio for a given period. Over short time periods, the contributions from the underlying constituents of the portfolio are equal to the return of the overall portfolio for that period. Over longer time periods there is a discrepancy between the sum of the contributions and the return of the overall portfolio, as a result of the compounding.

CORRELATION

A measure of how closely one set of returns, such as the performance of a fund, is related to another, such as the performance of the overall market. Correlation measures fall between - 1 , which represents perfect negative correlation (the two sets of returns move in opposite directions to each other) and + 1 , which represents perfect positive correlation (the two sets of returns move in unison). A correlation measure of 0 denotes unrelated correlation (the two sets of returns move independently of one another).

CURRENCY RISK

The portion of volatility in a portfolio’s return caused by uncertainty in foreign exchange rate movements.

CUSTODIAN

A body, normally a bank or financial institution, that holds securities under a written agreement on behalf of third parties and buys or sells securities when instructed.

DERIVATIVE

Instrument derived from securities, currencies, commodities, indices, or indicators representing any of these. The price of a derivative will move in direct relationship to the price of the underlying instrument.

DISCOUNT

A closed-end fund sells at a discount, when the current market price is lower than its NAV or intrinsic value.

DIVERSIFICATION

A reduction of risk by holding different securities in a portfolio. The more securities in a portfolio and the less they correlate with one another, the more diversification the portfolio is likely to have.

DOWNSIDE DEVIATION

The standard deviation of a portfolio’s returns that are below zero. The lower this measure the better, with a result of zero indicating that no returns were below zero.

DRAW DOWN

Period of negative performance, typically measured on a monthly basis, from peak to trough, expressed in percentage of NAV.

TERMS

DUE DILIGENCE

Process in which analysts judge the fund’s and fund manager’s background and financial reliability.

FUND

Pool of investments, operated by an investment company that raises money from shareholders and invests in financial instruments such as stocks, bonds, options, futures, currencies and money market securities.

FUND EXPOSURE

Illustrates the exposure of a hedge fund portfolio to the market. Gross long exposure shows the percentage of the portfolio invested in long positions. Gross short exposure shows the percentage of the portfolio held in short positions. The aggregate fund exposure represents the sum of the gross long and short exposure, i.e. if the fund is 100% gross long and 25% gross short, its aggregate fund exposure is 125%.This is a measure of how much of the fund’s balance sheet is being used, and if it is over 100%, indicates the amount of leverage employed by the fund. The fund’s net exposure is calculated by subtracting the short exposure from the long exposure, i.e. if the fund is 100% gross long and 25% gross short, it is 75% net long.

FUND OF FUNDS

Fund that invests in other funds. The concept behind such funds is that they are able to move money between the best funds in the industry to take strategic advantage of changing market conditions, and thereby increase shareholder’s returns with more diversification than is offered by a single fund.

FUTURES

An investment instrument that involves a contract to buy or sell a fixed quantity of a particular commodity, currency or security for delivery at a fixed date in the future at a fixed price.

GAIN DEVIATION

A variation on the standard deviation calculation that considers only positive return periods in calculating the mean (gain mean) and in computing the variation from this mean.

HEDGE FUNDS

Funds that focus on absolute return and not on performance relative to a benchmark. The term covers a broad range of funds adopting a variety of investment techniques and strategies.

HIGH WATERMARK

The term is usually used with regard to incentive or performance fees. The high watermark is the greatest NAV recorded for a particular period or most often since inception (all-time high). Increases in NAV beyond the high watermark make the investment manager eligible for performance fees.

HURDLE RATE

Rate that a manager must exceed in order to be qualified to receive incentive fee (provided they exceed the high watermark).

INVESTMENT ADVISER

Provides the investment manager with non-binding investment proposals concerning the investments and reallocations of the assets, and monitors and reports developments of the investment vehicles.

INVESTMENT MANAGER

Provides the management services and is responsible for investing the portfolio with money managers.

TERMS

JENSEN’S ALPHA

The Jensen measure of alpha calculates the return that a portfolio generates in excess of that predicted by CAPM (Capital Asset Pricing Model), given the beta of the fund and the average return of the market. Annualised Jensen’s alpha measures this on an annualised basis.

KURTOSIS

A measure of the shape of the distribution curve of a set of returns. The kurtosis of a normal distribution curve is three. Higher kurtosis, ie above three, means that returns are more concentrated around the mean and ‘fat tails’ (that is, a higher probability than a normal distribution of extreme values). Lower Kurtosis, ie below three, means that the distribution of returns has a smaller peak around the mean and ‘thin tails’ (that is, a lower probability than a normal distribution of extreme values).

LEVERAGE

The use of borrowed capital, such as margins, options or futures, commonly used to increase the potential return of an investment. The use of leverage is restricted to those funds whose investment guidelines permit its use, typically hedge funds. For example, relative value arbitrage managers may use leverage to enable them to exploit very small anomalies in the pricing of bond derivatives, which are themselves leveraged instruments.

LIMITED PARTNERSHIP

Organization made up of a general partner, who manages, and limited partners, who invest money with limited liability, are not involved in the day-to-day management, and usually cannot lose more than their capital contribution.

LONG POSITION

Ownership of a security, giving the owner the right to transfer ownership to someone else.

LOSS DEVIATION

A variation on the standard deviation calculation that considers only negative return periods in calculating the mean (loss mean) and in computing the variation from this mean.

MANAGED ACCOUNT

Investment account that the company entrusts to a manager, who decides when and where to invest the money.

MANAGEMENT FEE

A fee charged for managing a portfolio that is a fixed percentage of the NAV.

MAXIMUM DRAWDOWN

Measures the largest loss experienced by a fund or an index, peak to trough, during a stated time period.

NAV

The net asset value is calculated by taking the market value of all securities owned plus all other assets such as cash, subtracting all liabilities, then dividing the result by the total number of shares outstanding.

OPEN-END FUNDS

A fund that continually creates new shares or reduces the number of outstanding shares on demand. Investors buy the shares at NAV and can redeem them at any time at the prevailing NAV.

OPTION

The right, but not the obligation, to buy (call) or sell (put) an investment holding at a predetermined price during some particular period (American) or at a specific date (European) in the future.

TERMS

PERFORMANCE FEE

Compensation for the investment manager, also called incentive fee, depending on the profits of a fund or vehicle (subject to high watermark and/or hurdle rate).

PREMIUM

A fund sells at a premium when the current market price is higher than its NAV.

RUN-DOWN

A period of consecutive negative returns, measured from the first negative to the last negative month.

RUN-UP

A period of consecutive positive returns, measured from the first positive to the last positive month.

SHARPE RATIO

A measure of risk-adjusted return calculated using the return of an investment in excess of the risk-free rate versus its standard deviation. This determines the reward per unit of risk. The higher the Sharpe ratio, the higher the return achieved per unit of risk incurred.

SHORT POSITION

A short position is established when the trader has sold securities he does not possess.

SHORT SELLING

To effect a short sale, the seller borrows securities from a third party and then sells them in the market. At a later stage the seller buys back the securities in the market and returns them to the lender.

SKEWNESS

A measure of the asymmetry of the distribution of a set of returns around its mean. A normal distribution is perfectly symmetrical around its mean and has a skewness of zero. A negatively skewed distribution will have a larger number of returns above the mean than below. However, it will have a number of large returns below the mean or negative outliers - also known as a ‘fat tail’ to the distribution - that pull the mean return lower than it would be under a normal distribution. A positively skewed distribution will have the bulk of its returns below the mean, but a few high, positive outliers that ‘skew’ the mean return higher than it would be under a normal distribution.

SORTINO RATIO

A form of the Sharpe ratio (see above). A measure of risk-adjusted return calculated using the return of an investment versus its downside deviation. It seeks to isolate the ‘good’ and ‘bad’ volatility in the portfolio. The higher the Sortino ratio, the higher the return achieved per unit of downside risk incurred.

STANDARD DEVIATION

Measures the dispersion of a set of data around its mean. In investment terms, it is a measure of the dispersion of a fund’s performance around its mean and therefore, the volatility or risk associated with the investment. The higher the standard deviation of an investment, the greater the variability of performance over the period.

SUCCESS RATIO

The frequency with which a portfolio has outperformed a reference index over a given time period, expressed as a percentage of total periods. Higher numbers are desirable. Success ratios in rising markets indicate the frequency with which a portfolio has outperformed during periods in which the benchmark index rose. Success ratios in falling markets indicate the frequency with which a fund has outperformed during periods in which the benchmark index fell.

TERMS

SWAP

A swap is an arrangement whereby two parties enter into an agreement to exchange periodic cash flows for a specified time.

TRACK RECORD

List detailing performance, usually measured on a monthly basis, of the fund since inception. Sometimes fund managers show personalised track records to quantify their money managing ability.

TREYNOR RATIO

Similar to the Sharpe ratio, except that it uses Beta (systematic risk) to divide the investment’s return over the risk free rate.

TRUSTEE

A trustee holds title to property for the benefit of another person.

VALUE AT RISK (VAR)

An estimate of the maximum potential loss that a portfolio could incur, within a given time period and with a given level of probability. In this report, VaR is calculated using three years’ weekly historical price data for the underlying securities in the portfolio and shows the maximum potential loss that the portfolio may experience, with a 95% confidence level, over a one week time period.

VAMI

VAMI is an acronym for Value Added Monthly Index. It can be thought of as 1,000 plus the total return to date.

VOLATILITY

Speed and magnitude of price changes measured over a specified period of time.

DOMICILES AND ADDRESSES

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SUBSIDIARY

creInvest (Cayman) Ltd.

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Cayman Islands

INVESTMENT ADVISOR

GAM International Management Limited

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London, SW1A INX

UK

INVESTMENT MANAGER

Baer Select Management Ltd.

3rd Floor, Windward III, Regatta Office Park

P.O.Box 1100, Grand Cayman KY1-1102

Cayman Islands

CUSTODIAN OF THE SUBSIDIARY

Brown Brothers Harriman & Co.

140 Broadway

New York, NY 10005

USA

AUDITORS OF THE COMPANY

PricewaterhouseCoopers AG

Grafenauweg 8

6304 Zug

Switzerland

creInvest AG

Neugasse 4
6301 Zug
Switzerland

Telephone +41 (0)41 710 00 68
Fax +41 (0)41 711 60 46
info@creinvest.ch

www.creinvest.ch

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V 442.297 CH0004422975 CRE CREu.S CRE01 CRE SW CREI CRE-USD.S CRE01.JB CRE-EB 4422975 85, CRE01 S:CREU

04/2009 publ. no. 7 © creinvest AG 2009